                                                                    EXHIBIT 10.3




                                     LEASE


                                    BETWEEN


                        MACK PARAMUS AFFILIATES, Lessor


                                     -and-


                 WESTERN UNION FINANCIAL SERVICES, INC., Lessee





                            Dated:  June 30th, 1993

                                     LEASE



                            MACK PARAMUS AFFILIATES,

                                                                 As Lessor,

                                       TO

                    WESTERN UNION FINANCIAL SERVICES, INC.,

                                                                 As Lessee


                                   PREMISES:
                         Portions of the Second (2nd),
                                  Third (3rd)
                                      And
                               Fifth (5th) Floors
                                       At
                                Mack Centre II,
                             One Mack Centre Drive,
                              Paramus, New Jersey

                                    INDEX


                           MACK PARAMUS AFFILIATES,

                                                               As Lessor,

                                      TO

                   WESTERN UNION FINANCIAL SERVICES, INC.,

                                                               As Lessee


                                   PREMISES:
                         Portions of the Second (2nd),
                                  Third (3rd)
                                      And
                               Fifth (5th) Floors
                                       At
                                Mack Centre II,
                             One Mack Centre Drive,
                              Paramus, New Jersey


                  (All documents are dated as of June 30, 1993
                          unless otherwise indicated)

1.       Lease between Lessor and Lessee.

2.       Memorandum of Lease between Lessor and Lessee.

3.       Discharge of Memorandum of Lease between Lessor and Lessee (copy only
         - originals being held in escrow pursuant to provisions of Escrow Agreement - Document No. 10 below).

4.       Guaranty of Lease by New Valley Corporation ("New Valley").

5. Letter Agreement between Lessor and Lessee relating to possible relinquishment of portions of the Premises and possible leasing of additional space.

6. Letter Agreement between Lessor and Lessee relating to repayment of costs of tenant improvements in the event of default under Lease.

7. Letter Agreement among Lessor, Lessee, New Valley and Saddlemack Associates, L.P. ("Saddlemack") relating to moving expenses and waiver of tenant improvement allowance under a previous lease.

8. Surrender and Acceptance among Saddlemack, New Valley, Lessor and Lessee relating to lease between Saddlemack and New Valley at One Lake Street, Upper Saddle River, New Jersey and Guaranty of such lease by Lessee.

9. Release by Saddlemack of Lessee in connection with Guaranty by Lessee of obligations of New Valley under the Upper Saddle River Lease (copy only-originals being held in escrow pursuant to Document No. 10 below until conditions of Surrender and Acceptance (Document No. 8) are met).

10.      Escrow Agreement among Lessor, Lessee, New Valley, Saddlemack and Dollinger & Dollinger, P.A. as modified by Extension
         (copy only) dated as of August 30, 1993 and Second Extension (copy only) dated as of September 14, 1993.

11.      Subordination, Non-Disturbance and Attornment Agreement dated as of September 30, 1993 among The Travelers Insurance
         Company, Lessor and Lessee.

12.      Subordination, Non-Disturbance and Attornment Agreement dated as of September 30, 1993 among Union Bank of Switzerland,
         Lessor and Lessee.

13.      Letter dated September 29, 1993 from Union Bank of Switzerland consenting to the execution of the Surrender and Acceptance
         (Document No. 8 above) (Copy only).

14.      Letter dated September 30, 1993 from Lessor, Lessee, New Valley and Saddlemack to Dollinger & Dollinger, P.A. indicating satisfaction of conditions for release of documents held under Escrow Agreement (Document No. 10) (Copy only).

15.      Resume of Lease.

                              TABLE OF CONTENTS
                              -----------------

1.       DESCRIPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
2.       TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
3.       BASIC RENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
4.       USE AND OCCUPANCY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
5.       CARE AND REPAIR OF PREMISES/ENVIRONMENTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
6.       ALTERATIONS, ADDITIONS OR IMPROVEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
7.       ACTIVITIES INCREASING FIRE INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
8.       ABANDONMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
9.       ASSIGNMENT AND SUBLEASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
10.      COMPLIANCE WITH RULES AND REGULATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
11.      DAMAGES TO BUILDING/WAIVER OF SUBROGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
12.      EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
13.      INSOLVENCY OF LESSEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
14.      LESSOR'S REMEDIES ON DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
15.      DEFICIENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
16.      SUBORDINATION OF LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
17.      SECURITY DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
18.      RIGHT TO CURE LESSEE'S/LESSOR'S BREACH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
19.      MECHANIC'S LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
20.      RIGHT TO INSPECT AND REPAIR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
21.      SERVICES TO BE PROVIDED BY LESSOR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
22.      ELECTRICITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
23.      ADDITIONAL RENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
            (A) Operating Cost Escalation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
            (B) Fuel, Utilities and Electric Cost Escalation. . . . . . . . . . . . . . . . . . . . . . . .  17
            (C) Tax Escalation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
            (D) Lease Year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
            (E) Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
            (F) Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
            (G) Right of Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
            (H) Occupancy Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
24.      INTERRUPTION OF SERVICES OR USE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
25.      LESSEE'S/LESSOR'S ESTOPPEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

26.      HOLDOVER TENANCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
27.      LESSOR'S WORK - LESSEE'S DRAWINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
28.      RIGHT TO SHOW PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
29.      WAIVER OF JURY TRIAL/NON-MANDATORY COUNTERCLAIMS . . . . . . . . . . . . . . . . . . . . . . . . .  22
30.      LATE CHARGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
31.      NO OTHER REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
32.      QUIET ENJOYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
33.      INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            (A) Lessee's Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            (B) Lessor's Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
            (C) Waiver of Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
34.      RULES OF CONSTRUCTION/APPLICABLE LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
35.      INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
36.      APPLICABILITY TO HEIRS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
37.      PARKING SPACES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
38.      LESSOR'S EXCULPATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
39.      BROKER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
40.      PERSONAL LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
41.      NO OPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
42.      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            (A) Proportionate Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            (B) Common Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            (C) Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            (D) Building Hours  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            (E) Additional Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
43.      LEASE COMMENCEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
44.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
45.      MORTGAGEE'S NOTICE AND OPPORTUNITY TO CURE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
46.      INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
47.      ACCORD AND SATISFACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
48.      EFFECT OF WAIVERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
49.      NUMBER AND GENDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
50.      LESSOR'S RESERVED RIGHT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
51.      FEES AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

52.   CORPORATE AUTHORITY   . . . . . . . . . . . . . . . . . . . . .     30
53.   GOVERNMENT REQUIREMENTS   . . . . . . . . . . . . . . . . . . .     30
54.   ARBITRATION   . . . . . . . . . . . . . . . . . . . . . . . . .     31
55.   FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . .     31
56.   24-HOUR ACCESS  . . . . . . . . . . . . . . . . . . . . . . . .     31
57.   AFTER-HOURS USE   . . . . . . . . . . . . . . . . . . . . . . .     31
58.   BUILDING NAME   . . . . . . . . . . . . . . . . . . . . . . . .     32
59.   RIGHT OF FIRST OFFER  . . . . . . . . . . . . . . . . . . . . .     32
60.   ROOF DISH ANTENNA   . . . . . . . . . . . . . . . . . . . . . .     32
61.   RENEWAL OPTION  . . . . . . . . . . . . . . . . . . . . . . . .     32
62.   RECORDING   . . . . . . . . . . . . . . . . . . . . . . . . . .     33
63.   GUARANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
64.   EARLY ACCESS  . . . . . . . . . . . . . . . . . . . . . . . . .     34



                           LIST OF EXHIBITS
                           ----------------

               Exhibit A                  Demised Premises
               Exhibit A-1                Office Building Area
               Exhibit B                  Rules & Regulations
               Exhibit C                  Lessor's Workletter
               Exhibit D                  Cleaning
               Exhibit E                  Building Holidays
               Exhibit F                  Guaranty
               Exhibit G                  Certificate of Occupancy
               Exhibit H                  Assigned Parking
               Exhibit I                  Form of Memorandum of Lease
               Exhibit J                  Form of Discharge of Memorandum of
                                          Lease

        LEASE, made the 30th day of June, 1993, between MACK PARAMUS AFFILIATES, a New Jersey limited partnership, whose address is 370 West Passaic Street, Rochelle Park, New Jersey 07662 (hereinafter referred to as "Lessor"); and WESTERN UNION FINANCIAL SERVICES, INC., a Delaware corporation, whose address is One Lake Street, Upper Saddle River, New Jersey 07458 (hereinafter referred to as "Lessee").

        1. DESCRIPTION. Lessor hereby leases to Lessee and Lessee hereby hires from Lessor, the following space: Approximately 126,785 gross rentable square feet consisting of approximately 62,000 gross rentable square feet on the second (2nd) floor, approximately 52,735 gross rentable square feet on the fifth (5th) floor (hereinafter referred to as "Demised Premises" or "Premises") approximately as shown on the plan or plans, initialed by the parties hereto, marked "Exhibit A" and made a part of this Lease, which includes an allocable share of the Common Facilities, in the building known as Mack Centre II, located at One Mack Centre Drive, Paramus, New Jersey (hereinafter referred to as "Building"), which is situated on that certain parcel of land (hereinafter referred to as "Office Building Area"), as described on Exhibit A-1 attached hereto and made a part of this Lease, together with the right to use in common with other leases of the Building, their invitees, customers and employees, those public areas of the Common Facilities as hereinafter defined.

        2. TERM. Subject to the provisions of Section 27 and 43, the Premises are leased for a term of seven (7) years to commence on December 1, 1993 and to end at 11:59 p.m. on November 30, 2000 (hereinafter referred to as the "Term" or "Lease Term").

        3. BASIC RENT. The Lessee shall pay to the Lessor during the Term basic rent in the amount of Seventeen Million One Hundred Seventy-nine Thousand Three Hundred Sixty-seven and 00/100 ($17,179,367.00) Dollars (hereinafter referred to as "Term Basic Rent") payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Term Basic Rent shall be accrue as follows:


                                          Annual                            Monthly
    Period                              Basic Rent                         Basic Rent
    ------                              ----------                         ----------
  Years 1-4                           $2,345,522.50                       $195,460.20

  Year  5-7                           $2,599,092.50                       $216,591.04

The aforesaid amounts of Monthly Basic Rent shall be payable in advance on the first day of each calendar month during the Term, except that a proportionately lesser sum may be paid for the first and last months of the term of this Lease if the Lease Term commences, expires or is terminated (except if as a result of Lessee's default hereunder) on a date other than the first day of the month, in accordance with the provisions of this Lease herein set forth. Lessee shall pay Basic Rent, and any Additional rent as hereinafter provided, to Mack Management Corp., as agent for Lessor, at Lessor's above stated address, or to such other agent as Lessor may designate in writing, without demand and without counterclaim, deduction or setoff. As used in this Lease, Basic Rent shall mean either Term Basic Rent, Annual Basic Rent or Monthly Basic rent as appropriate.

        4. USE AND OCCUPANCY. Lessee, its affiliates and subtenants shall use and occupy the Premises as general and executive offices purposes and for all other lawful purposes including, but not limited to, administrative, clerical, drafting, engineering, legal, professional, purchasing and sales office purpose and for all activities normally incidental thereto. Lessor represents that the Certificate of Occupancy attached hereto and made a part hereof as Exhibit G is current and has not been amended nor, to the best of Lessor's knowledge, revoked.

        5. CARE AND REPAIR OF PREMISES/ENVIRONMENTAL. Lessee covenants to commit no act of waste and to take good care of the Premises and the fixtures and appurtenances therein, and shall, in the use and occupancy of the Premises, comply with all laws, orders and regulations of the federal, state and municipal governments or any of their departments affecting the Premises arising out of Lessee's manner of use of the Premises and with any and all environmental requirements resulting from the Lessee's manner of use of the Premises; this covenant to survive the expiration or sooner termination of the Lease. Lessor shall, at Lessee's reasonable expense, make all necessary repairs to the Premises. Notwithstanding the foregoing, if any repairs or improvements to the Premises are made necessary in order to comply with laws, orders and regulations of general application to commercial buildings (as opposed to any manner of use peculiar to Lessee), then Lessor shall make said repair and/or improvement, with the cost for same to be included as an Operating Cost to the extent permitted by Subsection 23(A). Lessor shall make all necessary repairs to the Common Facilities, including Building Systems which do not exclusively serve the Demised Premises, and to the parking areas, if any, the same to be included as an Operating Cost to the extent permitted by Subsection 23(A), except where the repair has been made necessary by misuse or neglect by Lessee or Lessee's agents, servants, visitors or licensees, in which event Lessor shall nevertheless make the repair but Lessee shall pay to Lessor, as Additional rent, within thirty (30) days of demand, the reasonable costs therefor. All improvements made by Lessee to the Premises, which are so attached to the Premises that they cannot be removed without material injury to the Premises, shall become the property of Lessor upon expiration or sooner termination of the Lease. Not later than the last day of the Term, Lessee shall, at Lessee's expense, remove all Lessee's personal property and those improvements made by Lessee which have not become the property of Lessor, including trade fixtures, cabinetwork, movable paneling, partitions and the like; repair all injury done by or in connection with the installation or removal of said property and improvements; and surrender the Premises in as good condition as they were at the beginning of the Term, reasonable wear and damage by fire, the elements, casualty, or other cause not due to the misuse or neglect by Lessee, Lessee's agents, servants, visitors or licenses excepted. All other property of Lessee remaining on the Premises after the last day of the Term of this Lease shall be conclusively deemed abandoned and may be removed by Lessor, and Lessee shall reimburse Lessor for the actual out-of-pocket cost of such removal. Lessor may have any such property stored at Lessee's risk and reasonable expense.

           Notwithstanding anything contained herein to the contrary, Lessor agrees, at its sole cost and expense, and if required by government authority, to modify the Common Areas of the Building in order to comply with the Americans with Disabilities Act and the regulations promulgated thereunder, as the same exists as of the date of this Lease (collectively referred to herein as "ADA"); and Lessee agrees, if required by governmental authority, that it shall be reasonable, at its sole cost and expense, for any and all ADA compliance within the Demised Premises arising out of its manner of use of the Premises.

           Lessee and Lessor acknowledge the existence of environmental laws, rules and regulations, including but not limited to the provisions of ECRA, as hereinafter defined. Lessee shall comply with any and all such laws, rules and regulations. Lessee represents to lessors that Lessee's Standard Industrial Classification (SIC) Number as designated in the Standard Industrial Classification Manual prepared by the Office of Management and Budget in the Executive Office of the President of the United States will not subject the Premises to ERCA applicability. Any change by Lessee to an operation with a SIC Number subject to ECRA shall require Lessor's written consent. Any such proposed change shall be sent in writing to Lessor sixty (60) days prior to the proposed change. Lessor, at its sole option, may deny consent.

           Lessee hereby agrees to execute such documents as Lessor reasonably deems necessary and to make such applications as Lessor reasonably requires to assure compliance with ECRA. Lessee shall bear all reasonable costs and expenses incurred by Lessor associated with any required ECRA compliance resulting from Lessee's use of the Demised Premises including but not limited to state agency fees, engineering fees, clean-up costs, filing fees and suretyship expenses. As used in this Lease, ECRA compliance shall include applications for determinations of nonapplicability by the appropriate governmental authority. The foregoing undertaking shall survive the termination or sooner expiration of the Lease and surrender of the Demised Premises and shall also survive sale, or lease or assignment of the Demised Premises by Lessor. Lessee agrees to indemnify and hold Lessor harmless from any violation of ECRA occasioned by Lessee's use of the Demised Premises. The Lessee shall immediately provide the Lessor with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to the Lessee's compliance and the requirements of the New Jersey Department of Environmental Protection and Energy ("NJDEPE") under ECRA as they are issued or received by the Lessee.

         In the event ECRA compliance becomes necessary due to any action or inaction on the part of Lessor, including by way of example but not limitation, a sale of the Building, a change in ownership, initiation of bankruptcy proceedings, or Lessor's financial reorganization, then Lessor shall be responsible for the making of all necessary applications and payment of all application fees related thereto. In all other cases, prior to the expiration or sooner termination of the Lease Term, in connection with closing, terminating, or transferring of its operations, Lessee shall be responsible for making such applications as are required in order to comply with ECRA.

         Lessee and Lessor agree not to generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Premises, any Hazardous Substances. As used herein, Hazardous Substances shall be defined as any "hazardous chemical," "hazardous substance" or similar term as defined in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 9601, et seq.), the New Jersey Environmental Cleanup Responsibility Act, as amended, N.J.S.A. 13:1K-6 et seq. ("ECRA"), the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11b, et seq., any rules or regulations promulgated thereunder, or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection. It is understood and agreed that the provisions contained in this Section shall be applicable notwithstanding the fact that any substance shall not be deemed to be a Hazardous Substance at the time of its use by the Lessee but shall thereafter be deemed to be a Hazardous Substance. Notwithstanding anything contained herein to the contrary, Lessee and Lessor shall be permitted to keep (and in the case of Lessor, permit to be present at the Building and Office Building
Area) small quantities of normal office supplies which may be included as Hazardous Substances such as cleaning supplies and copier supplies, provided the same are properly stored, handled and disposed of in full compliance with all environmental laws.

        Notwithstanding anything contained herein to the contrary, Lessor shall be responsible for the costs and expenses associated with any asbestos removal and/or remediation and Hazardous Substances removal only to the extent such removal and/or remediation is required solely for the purpose of compliance with federal or state laws of general application and not as a result of the manner in which Lessee conducts it business or uses its property in the Demised Premises or any other act or omission by Lessee, or its agents, servants, employees or contractors within the Demised Premises or the Building, including, but not limited to, the performance of any construction work by or for Lessee. Nothing contained herein shall prevent Lessor from receiving appropriate proportionate share reimbursement from other tenants of the Building with respect to such compliance with law costs, to the extent Lessor is permitted to do so pursuant to such other tenants respective leases. Lessor represents that to the best of its actual knowledge the Building does not contain any asbestos, other than vinyl asbestos tile.

         Lessee agrees to indemnify and hold harmless the Lessor and each mortgagee of the Premises from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including the reasonable fees and expenses of counsel) which may be incurred by the Lessor or any such mortgagee or threatened against the Lessor or such mortgagee, relating to or arising out of any breach by Lessee of the undertakings set forth in this Section, including but not limited to damages, losses and liabilities incurred by Lessor as a result of Lessor's inability to rent the Demised Premises arising solely by reason of the breach by Lessee (of the undertakings set forth in this Section, said indemnity to survive the Lease expiration or sooner termination. Lessor agrees to indemnify and hold harmless Lessee) from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including the reasonable fees and expenses of counsel) which may be incurred by Lessee as a result of third-party claims, including without limitation, claims by employees, agents, contractors and invitees of Lessee, to the extent related to or arising out of any Hazardous Substances or environmental condition caused or created by Lessor or determined to have been in existence at the Demised Premises prior to the Commencement Date of this Lease, and any and all environmental cleanup costs, administrative and remediation costs, fines and penalties levied or assessed by the NJDEPE or other administrative agency having jurisdiction with respect to the Demised Premises which may be incurred by Lessee as a result of said pre-existing Hazardous Substances, said pre-existing environmental condition, or Hazardous Substance or environmental condition caused or created by Lessor.

         6. ALTERATIONS, ADDITIONS OR IMPROVEMENTS. Except as hereinafter set forth, Lessee shall not, without first obtaining the written consent of Lessor, make any alterations, additions or improvements in, to or about the Premises. Any request for Lessor's consent with respect to any alterations, additions or improvements shall require submission of detailed architectural and engineering plans for Lessor's consent and approval, which consent shall not be unreasonable withheld or delayed. Notwithstanding anything contained herein to the contrary, Lessee may, without the need for obtaining Lessor's consent, make nonstructural alterations and additions within the Premises which do not affect the Building systems (i.e. heating, ventilating, plumbing, electrical or other utilities), but Lessee shall, as to said alterations not requiring Lessor's consent, provide Lessor with as-built plans only to the extent plans were required by law or if Lessee has otherwise prepared same. Lessor shall have the right to elect, with respect to those alterations or additions requiring Lessor's consent, that Lessee remove the same and restore the Premises at the Lease Term's expiration or sooner termination, said election to be made at the time Lessor consents (if Lessor shall have consented).

         7. ACTIVITIES INCREASING FIRE INSURANCE. Lessee shall not do or suffer anything to be done on the Premises which will increase the rate of fire insurance on the Building. Lessor represents that the use of the Premises for general office use will not, as of the date of this Lease, result in an increase in the rate of fire insurance on the Building.

         8. ABANDONMENT. Lessee shall not, without first obtaining the written consent of Lessor, abandon the Premises, or allow the Premises to become vacant or deserted. Notwithstanding the foregoing, Lessor's prior written consent shall not be required in the event of an abandonment, desertion or vacation of the Premises so long as Lessee continues to pay the Basic Rent and Additional Rent, is otherwise in compliance with all of the terms and provisions of this Lease, and either (i) pays any increase in insurance premiums as a result of any such conduct or (ii) places and maintains a security guard at the Premises and complies with any other reasonable requirement of the applicable insurance company in order to prevent any such increase in insurance premiums.

         9. ASSIGNMENT AND SUBLEASE. Lessee may not mortgage, pledge, hypothecate, assign, transfer, sublet or otherwise deal with this Lease or the Premises in any manner except as specifically provided for in this Section 9:

                 (A) In the event that Lessee desires to sublease the whole or any portion of the Premises in excess of twenty-five (25%) percent of the Demised Premises or assign the within Lease to any other party, Lessee's intent to do so ("Proposed Transaction") shall be communicated to Lessor in writing, and, Lessor shall have the option exercisable in writing to Lessee, within ten (10) business days of receipt of request therefor from Lessee, to recapture the portion of the space intended to be sublet or the entire space if the Proposed Transaction is an assignment or sublet of the whole, said recapture to be for the duration of the Proposed Transaction, and the within Lessee shall be released from any and all obligations hereunder for the duration and to the extent of the Proposed Transaction. In the event Lessor fails to respond to Lessee within the aforesaid ten (10) day period, Lessee shall notify Lessor of such failure to respond and if Lessor shall fail to respond within five (5) days of receipt of such notice, Lessor shall be deemed to have waived its right of recapture.

         (B) In the event that the Lessor elects not to recapture the Lease or part thereof as the case may be in accordance with 9(A) above, or if the Proposed Transaction is for twenty-five (25%) percent of the Demised Premises or less, Lessee may nevertheless assign this Lease or sublet the whole or any portion of the Premises so offered to Lessor, subject to the Lessor's prior written consent, which consent shall not be unreasonably withheld or delayed, and subject to the consent of any mortgagee, trust deed holder or ground lessor, if required and to be provided within the same time period as Lessor is required to respond, on the basis of the following terms and conditions.
Lessor shall respond to Lessee's request for consent within ten (10) business days following receipt of Lessee's notice therefor, failing which Lessee shall notify Lessor of such failure to respond and if Lessor shall fail to respond within five (5) days of receipt of said notice, Lessor shall be deemed to have consented to the assignment or sublet.

                          (1) The Lessee shall provide to Lessor the name and address of the assignee or sublessee.

                          (2)  The assignee shall assume, by written
                 instrument, all of the obligations of this Lease from and after the effective date of the assignment, and a copy of such assumption agreement shall be furnished to Lessor within ten
                 (10) days of its execution. Any sublease shall expressly acknowledge that said sublessee's rights against the Lessor shall be no greater than those of the Lessee.

                          (3) The Lessee and each assignee from and after the effective date of the assignment shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Term Basic Rent reserved herein as and when required to be paid, through the entire Term of this Lease, as the same may be renewed, extended or otherwise modified.

                          (4) The Lessee and any assignee shall promptly pay to Lessor fifty (50%) percent of any net consideration received for any assignment or fifty (50%) percent of the net rent (basic and additional), as and when received in excess of the Term Basic Rent and Additional Rent required to be paid by Lessee for the period affected by said assignment or sublease for the area sublet, computed on the basis of an average square foot rent for the gross square footage Lessee has leased. As used herein net consideration and/or net rent shall mean gross rent (basic or additional rent) or gross consideration less any reasonable expenses incurred by Lessee in connection with any assignment or subletting (including without limitation, reasonable brokerage fees, legal fees, advertising costs, and tenant work or contributions to tenant work), as and when such costs are paid by Lessee.

                   (5) In any event, the acceptance by Lessor of any rent (basic and additional) from the assignee or from any of the subtenants or the failure of Lessor to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release Lessee herein, nor any assignee assuming this Lease (from and after the effective date of the assignment), from any and all of the obligations herein during and for the entire Term of this Lease.

                   (6) Lessee shall have no claim, and hereby waives the right to any claim, against Lessor for money damages by reason of any refusal, withholding or delaying by Lessor of any consent, and in such event, Lessee's only remedies therefor shall be an action for specific performance, injunction or declaratory judgment to enforce any such requirement. Lessor acknowledges that Lessee may commence such action by means of an Order to Show Cause before the Superior Court of New Jersey, in which event Lessor acknowledges Lessee's rights to an expedited proceeding and to notify Lessor of the institution of the Order to Show Cause by telephonic means. Lessor and Lessee further agree that the determination of such Court shall be conclusive and nonappealable.

                   (7) Any such sublet or assignment shall not be to any existing Building tenant if at the time of the proposed sublet or assignment or at the time of the proposed commencement of the term of such proposed sublet or assignment Lessor has contiguous square footage equal in amount to the space proposed to be sublet or assigned available for leasing within the Building (or non-contiguous square footage if such existing Building tenant is willing to accept non-contiguous space).

                   (8) Lessee shall not enter into or propose to enter into any sublease or assignment to any:

                           (a) government (federal, state or local)
                   agency, bureau or department;

                           (b) employment agency;

                           (c) medical use providing on-site patient
                   care or counseling;

                           (d) use providing more than one person for
                   every 150 gross square feet; or

                           (e) use not in keeping with the existing
                   condition of the Building and its occupants.

          (C) Any sublet or assignment (i) to an affiliated company or (ii) in connection with a merger, consolidation, bona-fide sale of Lessee's business or a division thereof whether pursuant to an asset or stock sale, provided, (in the case of a stock or asset sale to other than the general public or a class of creditors), this Lease is transferred as part of such stock or asset sale, to a party or entity acquiring all or substantially all of Lessee's assets or all or a majority of Lessee's "voting stock" and which party or entity assumes all of the obligations of this Lease from and after the effective date of the assignment, shall not be subject to the provisions of Subsections 9(A), 9(B)(4), 9(B)(7) or 9(B)(8) hereof and shall not require Lessor's prior written consent, but all other provisions of this Section shall apply.

         (D) In the event that any or all of Lessee's interest in the Premises and/or this Lease is transferred by operation of law to any trustee, receiver, or other representative or agent of Lessee, or to Lessee as a debtor in possession, and subsequently any or all of Lessee's interest in the Premises and/or this Lease is offered or to be offered by Lessee or any trustee, receiver, or other representative or agent of Lessee as to its estate or property (such person, firm or entity being hereinafter referred to as the "Grantor"), for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Lessor (each such transaction being hereinafter referred to as a "Disposition"), it is agreed that Lessor has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Lessor in reasonable detail of all of the terms and conditions of such Disposition within twenty
(20) days next following its determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Lessor has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein.

         Lessor shall have sixty (60) days next following its receipt of the written notice as to such Disposition in which to exercise the option to acquire Lessee's interest by such Disposition, and the exercise of the option by Lessor shall be effected by notice to that effect sent to Grantor; but nothing herein shall require Lessor to accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Lessor. In the event Lessor accepts such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition described in the notice to Lessor. In the event Lessor rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two (2%) percent of the price sought from Lessor or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Lessor hereunder.

         (E) Without limiting any of the provisions of Sections 13 and 14, if pursuant to the Federal Bankruptcy Code (herein the "Code") or any similar law hereafter enacted having the same general purpose, Lessee is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to one (1) year's Annual Basic Rent plus an amount equal to the Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Lessor for the balance of the Term, without interest, as security for the full performance of all of Lessee's obligations under this Lease, to be held and applied in the manner specified for security in Section 17.

         (F) Except as specifically set forth above, no portion of the Demised Premises or of Lessee's interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Lessee, nor shall Lessee pledge its interest in this Lease or in any security deposit required hereunder.

                 (G) If Lessee is a corporation and if at any time during the Lease Term the persons owning a majority of its "voting stock" at the time of the execution of this Lease should cease to own a majority of such voting stock (except as the result of transfers by bequest or inheritance), Lessee covenants to notify Lessor of any such transfer and such transfer shall be deemed an assignment of this Lease. In the event of such transfer, Lessor may either (a) not unreasonably withhold or delay its consent thereto or (b) terminate this Lease by notice to Lessee to be effective ninety (90) days after service. This Section shall not apply (i) whenever Lessee is a corporation, the outstanding stock of which is publicly held, or (ii) in connection with any bona fide transaction whereby (x) all or a majority of the stock of Lessee is transferred in connection with a financial restructuring of Lessee or its parent corporation, New Valley Corporation or otherwise; provided that any such purchaser(s) or transferee(s) thereof (other than the general public or a class of creditors) shall assume in writing all of the obligations of this Lease from and after the effective date of the assignment, or (y) all or substantially all of the assets of Lessee are sold, including but not limited to the Lease, and the purchaser or transferee assumes in writing all of the obligations of this Lease from and after the effective date of the assignment. For the purposes of this Section 9(G), stock ownership shall be determined in accordance with the principles set forth in
         Section 544 of the Internal Revenue Code of 1986, as amended, to and including the date of this Lease, and the term "voting stock" shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation.

         10. COMPLIANCE WITH RULES AND REGULATIONS. Lessee shall observe and comply with the rules and regulations hereinafter set forth in Exhibit B attached hereto and made a part hereof and with such further non-discriminatory reasonable rules and regulations as Lessor may prescribe, on written notice to Lessee, for the safety, care and cleanliness of the Building and the comfort, quiet and convenience of other occupants of the Building, provided Lessee's rights are not diminished or its obligations increased except in a di minimis manner. Lessee shall not place a load upon any floor of the Demised Premises exceeding the floor load per square foot area which it was designed to carry (as more particularly described on Exhibit C) and which is allowed by law. Lessor reserves the right to reasonably prescribe the weight and position of all safes, business machines and mechanical equipment to insure the floor load is not exceeded. Such installations shall be placed and maintained by Lessee, at Lessee's expense, in settings sufficient, in Lessor's reasonable judgment, to absorb and prevent vibration, noise and annoyance.


         11. DAMAGES TO BUILDING/WAIVER OF SUBROGATION. If the Building is damaged by fire or any other cause to such extent that the cost of restoration as reasonably estimated by Lessor, will equal or exceed twenty-five (25%) percent of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Lessor may, no later than the fortieth (40th) day following the damage, give Lessee a notice of election to terminate this Lease; or if the cost of restoration will equal or exceed fifty (50%) percent of such replacement value and if the Premises shall not be reasonably usable for the purpose for which they are leased hereunder, or should the Demised Premises be so damaged that the same cannot be repaired within two hundred seventy (270) days from the happening of the casualty [as reasonably determined by an independent architect or engineer and conveyed by notice to Lessee within the aforesaid forty (40) day period], then Lessee may, no later than the fortieth (40th) day following the damage, give Lessor a notice of election to terminate this Lease. In either said event of election, this Lease shall be deemed to terminate on the thirtieth (30th) day after the giving of said notice, and Lessee shall surrender possession of the Premises within a reasonable time thereafter, and the Term Basic Rent and any Additional Rent, shall be apportioned as of the date of said surrender and any

Term Basic Rent or any Additional Rent paid for any period beyond the later of the thirtieth (30th) day after said notice or the date Lessee surrenders possession shall be repaid to Lessee, subject to the penultimate paragraph of this Section 11. If the cost of restoration shall not entitle Lessor to terminate this Lease, or if despite the cost, Lessor does not elect to terminate this Lease, Lessor shall restore the Building and the Premises with reasonable promptness, subject to Force Majeure, as hereinafter defined, and except as stated above, Lessee shall have no right to terminate this Lease, unless Lessor shall fail to restore the Building as herein provided. Lessor need not restore fixtures and improvements owned by Lessee.

         Notwithstanding anything contained herein to the contrary, in the event Lessor shall commence the restoration of the Demised Premises in accordance with this Section 11, then unless Lessor restores the Premises within two hundred seventy (270) days from the date of the casualty, as said period is extended by Force Majeure [but not to exceed an additional ninety
(90) days], Lessee shall have the right to terminate this Lease upon thirty
(30) days' prior notice to Lessor of its intent so to do, which notice shall be given no earlier than said two hundred seventieth (270th) day as extended by Force Majeure [but not to exceed an additional ninety (90) days], unless Lessor completes said restoration within the thirty (30) day period. If the Demised Premises are substantially destroyed at any time during the last twelve (12) months of the Term of this Lease or any extension thereof, Lessee may elect to terminate this Lease on thirty (30) days' prior written notice to Lessor, which notice must be given within thirty (30) days of the date of the casualty, and upon the expiration of said thirty (30) day period, this Lease shall thereafter terminate. Notwithstanding the provisions of this Section or any other provision of this Lease, Lessor shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Section occur during the last twelve
(12) months of the Term or any extension thereof.

         In any case in which use of the Premises is affected by any damage to the Building, there shall be either an abatement or an equitable reduction in Term Basic Rent and an equitable reduction in the Base Period Costs as established in Section 23 depending on the period for which and the extent to which the Premises are not reasonably usable for the purpose for which they are leased hereunder. The words "restoration" and "restore" as used in this
Section 11 shall include repairs.

         Except as provided in Section 5 hereof, notwithstanding the provisions of this Section or any other provision of this Lease, in the event of any loss or damage to the Building, the Premises and/or any contents (herein "property damage"), each party waives all claims against the other for any such loss or damage and each party shall look only to any insurance which it has obtained to protect against such loss (or in the case of Lessee, waives all claims against any tenant of the Building that has similarly waived claims against such Lessee), and each party shall obtain, for each policy of such insurance, provisions waiving any claim against the other party [and against any other tenant(s) in the Building that has waived subrogation against the Lessee] for loss or damage within the scope of such insurance.

         12. EMINENT DOMAIN. If Lessee's use of the Premises is affected such that Lessee is unable to use the Demised Premises for the purpose for which it is leased due to the taking by eminent domain of (a) the Premises or any part thereof or any estate therein; or (b) any other part of the Building; or (c) a substantial portion of the parking or permanent denial of adequate access to the Building; then, in any such event, at Lessee's option, this Lease shall terminate on the date when title vests pursuant to such taking.
Notwithstanding the foregoing, if Lessor is able to replace those parking spaces taken so that Lessee shall have the use of a substantial portion of the parking spaces elsewhere on the Office Building Area or within reasonable proximity of same, Lessee shall have no option to terminate. The Term Basic Rent, and any Additional Rent, shall be apportioned as of said termination date and any Term Basic Rent or Additional Rent paid for any period beyond said date shall be repaid to Lessee. In the event of a partial taking which does not effect a termination of this

Lease but does deprive Lessee of the use of a portion of the Demised Premises, there shall either be an abatement or an equitable reduction of the Term Basic Rent, and equitable adjustment reducing the Base Period Costs as hereinafter defined depending on the period for which and the extent to which the Premises so taken are not reasonably usable for the purpose for which they are leased hereunder. Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee may file a separate claim for any taking of fixtures and improvements owned by Lessee which have not become Lessor's property, and for moving expenses, provided the same shall in no way affect or diminish Lessor's award.

         13. INSOLVENCY OF LESSEE. Either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Lessee, or (b) a general assignment by Lessee for the benefit of creditors, or (c) any action taken or suffered by Lessee under any insolvency or bankruptcy act, shall constitute a default of this Lease by Lessee, and Lessor may terminate this Lease forthwith and upon notice of such termination Lessee's right to possession of the Demised Premises shall cease, and Lessee shall then quit and surrender the Premises to Lessor but Lessee shall remain liable as hereinafter provided in Section 15 hereof.

         14. LESSOR'S REMEDIES ON DEFAULT. If Lessee defaults in the payment of Term Basic Rent, or any Additional Rent, or defaults in the performance of any of the other covenants and conditions hereof or permits the Premises to become deserted abandoned or vacated, Lessor may give Lessee notice of such default, and if Lessee does not cure any Term Basic Rent or Additional Rent default within five (5) days of the giving of such notice or other default within thirty (30) days after giving of such notice [or if such other default is of such nature that it cannot be completely cured within such period, if Lessee does not commence such curing within such thirty (30) days and thereafter proceed with reasonable diligence and in good faith to cure such default], then Lessor may terminate this Lease on not less than ten (10) days' notice to Lessee, and on the date specified in said notice, Lessee's right to possession of the Demised Premises shall cease, and Lessee shall then quit and surrender the Premises to Lessor, but Lessee shall remain liable as hereinafter provided. If this Lease shall have been so terminated by Lessor pursuant to Sections 13 or 14 hereof, Lessor may at any time thereafter resume possession of the Premises by any lawful means and remove Lessee or other occupants and their effects.

         15. DEFICIENCY. In any case where Lessor has recovered possession of the Premises by reason of Lessee's default, Lessor may, at Lessor's option, occupy the Premises or cause the Premises to be redecorated, altered, divided, consolidated with other adjoining premises, or otherwise changed or prepared reletting, and may relet the Premises or any part thereof as agent of Lessee or otherwise, for a term or terms to expire prior to, at the same time as, or subsequent to, the original expiration date of this Lease, at Lessor's option, and receive Term Basic Rent and Additional Rent therefor. Term Basic Rent and Additional Rent so received shall be applied first to the payment of such reasonable expenses as Lessor may have incurred in connection with the recovery of possession, redecorating, altering, dividing, consolidating with other adjoining premises, or otherwise changing or preparing for reletting, and the reletting, including reasonable brokerage and reasonable attorney's fees, and then to the payment of damages in amounts equal to the Term Basic Rent and Additional Rent hereunder and to the costs and expenses of performance of the other covenants of Lessee as herein provided. Lessee agrees, in any such case, whether or not Lessor has relet, to pay to Lessor damages equal to the Term Basic Rent and Additional Rent and other sums herein agreed to be paid by Lessee, in any such case, whether or not Lessor has relet, to pay to Lessor damages equal to the Term Basic Rent and Additional Rent and other sums herein agreed to be paid by Lessee, as and when due, less the net proceeds of the reletting, if Lessee on the several rent days above specified. Lessee shall not be entitled to any surplus accruing as a result of any such reletting, nor shall any surplus be applied to offset the damages referred to in the preceding sentence. In reletting the Premises as aforesaid, Lessor may grant rent concessions, and Lessee shall not be credited therewith. No such reletting shall constitute a surrender and acceptance or be deemed evidence thereof. If Lessor elects, pursuant hereto, actually to occupy and use the Premises or any part thereof during any part of the balance of the Term as originally fixed or since extended, there shall be allowed against Lessee's obligation for Term Basic Rent and Additional Rent or damages as herein defined, during the period of Lessor's occupancy, the reasonable value of such occupancy, not to exceed in any event the Term Basic Rent and Additional Rent herein reserved and such occupancy shall not be construed as a release of Lessee's liability hereunder.

                 Alternatively, in any case where Lessor has recovered possession of the Premises by reason of Lessee's default, Lessor may at Lessor's option, and at any time thereafter, and without notice or other action by Lessor, and without prejudice to any other rights or remedies it might have hereunder or at law or equity, become entitled to recover from Lessee, as damages for such breach, in addition to such other sums herein agreed to be paid by Lessee, to the date or reentry, expiration and/or dispossess, an amount equal to the difference between the Term Basic Rent and Additional Rent reserved in this Lease from the date of such default to the date of expiration of the Term demised and the then fair and reasonable rental value of the Premises for the same period. Said damages shall become due and payable to Lessor immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is terminated. In the computation of such damages, the difference between any installments of Term Basic Rent and Additional Rent thereafter becoming due and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of such default at the rate of not more than eight (8%) percent per annum.

                 Lessee hereby waives all right of redemption to which Lessee or any person under Lessee might be entitled by any law now or hereafter in force. In addition, in the event of a default which results in the Lessor recovering possession of the Premises, Lessor will use reasonable efforts to relet the Premises in order to mitigate its damages provided that Lessor shall retain the right, in the exercise of its reasonable business judgment, to approve any tenant and determine the reasonable terms and conditions of any lease, including, but not limited to, rent and length of term. Notwithstanding the foregoing, Lessor shall not be obligated to display the Premises to prospective tenants if Lessor has other premises available in the Building. However, if prospective tenants do not find such other premises suitable, Lessor agrees that it will then display the Premises to the prospective tenants.

                 Lessor's remedies hereunder are in addition to any remedy allowed by law.

         16. SUBORDINATION OF LEASE. This Lease and any option contained herein shall, at Lessor's option, or at the option of any holder of any underlying lease or holder of any first mortgage or first deed of trust, be subject and subordinate to any such underlying leases and to any such first mortgage and/or first trust deed which may now or hereafter affect the real property of which the Premises form a part, and also to all renewals, modifications, consolidations and replacements of said underlying leases and said first mortgage or first trust deed. It is hereby understood and agreed that this Lease shall not be subject and subordinate to any mortgage, deed of trust or underlying lease which may now or hereafter affect the real property of which the Demised Premises form a part unless such mortgage, deed of trust or underlying lease shall include therein a covenant on the part of the holder thereof or the landlord thereunder (as the case may be) substantially to the effect that it will not at any time join the Lessee as a party defendant in any action which may be brought to foreclose said mortgage or deed of trust, or terminate said underlying lease (as the case may be), or disturb the Lessee's possession of the Demised Premises, so long as the Lessee is not in default under any provision of this Lease which continues after notice and the expiration of any applicable cure period, or provided Lessor obtains, at no expense to Lessee, a non-disturbance agreement in favor of Lessee from said mortgagee or holder of any such deed of trust or the landlord thereunder (as the case may be) providing the above, and provided further that in either event the Lessee agrees to attorn to said mortgagee or holder of said trust deed or landlord (as the case may be). Although no instrument or act on the part of Lessee shall be necessary to effectuate such subordination, Lessee will, nevertheless, execute and deliver such further instruments confirming such subordination of this Lease as may be desired by the holders of said first mortgage and first trust deeds or by any of the lessors under such underlying leases. Lessee hereby appoints Lessor attorney in fact, irrevocably, to execute and deliver any such instrument for Lessee. If any underlying lease to which this Lease is subject terminates, Lessee shall, on timely request, attorn to the owner of the reversion. Lessor represents that other than the first mortgage in effect as of the date of this Lease with The Travelers Insurance Company, and the second mortgage in effect as of the date of this Lease with Spear Mortgage Corporation B.V., Lessor has not entered into any mortgage, deed of trust or underlying lease affecting the real property of which the Premises forms a part.

         17. SECURITY DEPOSIT. In the event any security is required to be deposited pursuant to the terms of this Lease and in the event Lessor uses any of said security deposit to cure Lessee's default(s) which continue after any applicable notice and the expiration of applicable cure periods or meet any of Lessee's obligations, Lessee covenants to upon demand replace the amount so utilized. In the event of a bona fide sale, subject to this Lease, Lessor shall have the right to transfer the security to the vendee, and upon receipt by such, vendee of the security Lessor shall be considered released by Lessee from all liability for the return of such security; and Lessee agrees to look solely to the new lessor for the return of the said security, and it is agreed that this shall apply to every transfer or assignment made of the security to a new lessor. The security deposited as provided for herein shall not be mortgaged, assigned or encumbered by Lessee without the written consent of Lessor.

            In the event of the insolvency of Lessee, or in the event of the entry of a judgement in bankruptcy in any court against Lessee which is not discharged within thirty (30) days after entry, or in the event a petition is filed by or against Lessee under any chapter of the bankruptcy laws of the State of New Jersey of the United States of America, then in such event, Lessor may require the Lessee to deposit security in the amount specified in Section 9(E) to adequately assure Lessee's performance of all of its obligations under this Lease including all payments subsequently accruing. Failure of Lessee to deposit the security required by this Section within ten (10) days after Lessor's written demand shall constitute a material breach of this Lease by Lessee.

         18.  RIGHT TO CURE LESSEE'S/LESSOR'S BREACH.

                 (A) If Lessee breaches any covenant or condition of this Lease which continues after any applicable notice and the expiration of applicable cure periods, Lessor may, on reasonable notice to Lessee (except that no notice need be given in case of emergency), cure such breach at the expense of Lessee and the reasonable actual bona fide amount of all expenses, including attorney's fees, incurred by Lessor in so doing shall be deemed Additional Rent payable within thirty (30) days of demand.

                 (B) If Lessor breaches any covenant or condition of this Lease, Lessee may, on not less than thirty (30) days notice to Lessor and to Lessor's mortgagee(s) if Lessee has received notice of said mortgagee(s)' identity and address (except that no notice need be given in case of emergency), cure such breach at the expense of Lessor and the reasonable amount of all expenses, including attorneys' fees, incurred by Lessee in so doing shall be deemed due and payable on demand.

         19. MECHANIC'S LIENS. Lessee shall not do any act, or make any contract, which may create or be the foundation for any lien or the other encumbrance upon any interest of Lessor or any ground or underlying lessor in any portion of the Premises. If, because of any act or omission (or alleged act or omission) of lessee, any Notice of Intention, mechanic's or other lien, charge, or order for the payment of money or other encumbrance shell be filed against Lessor and/or any ground or underlying lessor and/or any portion of the Premises (whether or not such lien, charge, order, or encumbrance is valid or enforceable as such), Lessee shall, at its own cost and expense, cause same to be discharged of record or bonded within twenty (20) days after the filing thereof; and Lessee shall indemnify and save harmless Lessor and all ground and underlying lessor(s) against and from all reasonable costs; liabilities, suits, penalties, claims, and demands, including reasonable counsel fees, resulting therefrom. If Lessee fails to comply with the foregoing provisions, Lessor shall have the option of discharging or bonding any such lien, charge, order, or encumbrance, and Lessee agrees to reimburse Lessor, promptly upon demand, for all reasonable costs, expenses and other sums of money in connection therewith (as additional rental) with interest at the Prime Rate plus three (3%) percent. As used in this Lease, Prime Rate shall mean an interest equal to the so-called annual prime rate of interest established and quoted by Citibank, N.A., New York, New York, from time to time, as its interest rate charges for unsecured loans to its most creditworthy corporate customers but in no event greater than the highest lawful rate from time to time in effect. All materialmen, contractors, artisans, mechanics, laborers, and any other persons now or hereafter contracting with Lessee or any contractor or subcontractor of Lessee for the furnishing of any labor services, materials, supplies, or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Lease Term, are hereby charged with notice that they look exclusively to Lessee to obtain payment for same.

         20. RIGHT TO INSPECT AND REPAIR. Lessor may enter the Premises but shall not be obligated to do so (except as required by any provision of this Lease) at any reasonable time during Building Hours on reasonable notice to Lessee (except that no notice need be given in case of emergency) for the purpose of inspection or the making of such repairs, replacement or additions, in, to, on and about the Premises or the Building, as Lessor deems necessary or desirable and in connection therewith, Lessor shall take steps to minimize unreasonable interference with Lessee's use and occupancy of the Demised Premises, Lessee shall have no claims or cause of action against Lessor by reason thereof.

         21. SERVICES TO BE PROVIDED BY LESSOR. Lessor agrees to furnish, except on holidays as set forth on Exhibit E attached hereto and made a part hereof:

                 (A) The cleaning services, as set forth on Exhibit D attached hereto and made a part hereof, and subject to the conditions therein stated. Except as set forth on Exhibit D, Lessee shall pay the cost of all other cleaning services required by Lessee.

                 (B) Heating, ventilating and air conditioning (herein "HVAC"), as appropriate for the season and as set forth on Exhibit C attached hereto and made a part hereof, together with Common Facilities lighting and electric energy all during "Building Hours", as hereinafter defined.

                 (C)  Cold and hot water for drinking and lavatory purposes.

                 (D)  Elevator services during Building Hours [including one
         (1) freight elevator]. At least one (1) passenger elevator (located in the south bank of elevator in the Building) will be available at all times, subject to Force Majeure.

                 (E) Restroom supplies and exterior window cleaning pursuant to Exhibit D.

                 (F) Lessee's Proportionate Share of listings on the Building Directory.

The cost of all of the aforesaid service shall be included as a part of Operating Costs.

         22. ELECTRICITY. (A) Lessor shall furnish the Lessor's Standard Electric Service (as hereinafter defined) which Lessee shall require in the Demised Premises on a rent inclusion basis. That is, there shall be no charge to Lessee for such Standard Electric Service by way of measuring the same on any meter or otherwise, such Standard Electric Service being included in Lessor's services which are covered by the Term Basic Rent reserved hereunder, Lessor shall not be liable in any way to Lessee for any failure or defect in the supply or character of electric energy furnished to the Demised Premises by reason of any requirement, act of omission of the public utility serving the Building with electricity or for any other reason not attributable to Lessor; Lessor, at Lessee's expense, however, shall furnish and install all replacement lighting tubes, lamps, bulbs and ballasts required in the Demised Premises.

                 (B) The Lessor's Standard Electric Service shall, unless otherwise provided by agreement in writing between the parties, provide the electrical current for usual office requirements, equipment and heating, ventilating and air-conditioning systems, all consistent with the requirements of Exhibit C attached hereto, from 8:00 a.m. to 6:00 p.m. on every day, Monday through Friday, and on Saturdays from 8:00 a.m. to 1:00 p.m., but excluding those holidays set forth on Exhibit E attached hereto. In no event shall Lessor's Standard Electric Service include electrical current for any computer room installation. All installations of electrical fixtures, appliances and equipment within the Demised Premises shall not exceed the electrical capacity of the Premises as set forth in Exhibit C. Any electricity charges for use of the HVAC beyond Building Hours by other tenants in the Building or electric energy utilized by other tenants for any requirements in excess of a 15-amp line will not be passed on to Lessee. Additionally, Lessee shall not be required to pay to Lessor the cost of electrical services and energy required by Lessee in the Premises in excess of Lessor's Standard Electric Service.

                 (C) In the event that the utility company that furnishes electric energy to Lessor, for supply to the Lessee, declines to continue furnishing electric energy to Lessor for Lessor's Standard Electric Service, Lessor reserves the right to discontinue furnishing electric energy to Lessee at such time as the utility company servicing the Building arranges for the distribution of electric service directly to Lessee, upon reasonable notice to Lessee, and from and after the effective date of such termination, Lessor shall no longer be obligated to Furnish Lessee with electric energy, provided, however, that such termination date may be extended for a time reasonably necessary for Lessee to make arrangement to obtain electric service directly from the public utility company servicing the Building. If Lessor exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect; and thereafter Lessee shall diligently arrange to obtain electric service directly from the utility company servicing the Building, and may utilize the then existing electric feeders, risers and wiring serving the Demised Premises to the extent available and safely capable of being used for such purpose and only to the extent of Lessee's then authorized connected load. Lessor shall pay those costs required for Lessee's direct electric service. Commencing with the date when Lessee receives such direct service, the Annual Basic Rent payable under this Lease shall be reduced by a sum equal to 39.23(%) percent of Lessor's total cost of electricity for Lessor's Standard Electric Service, as that is reflected in the Base Utility and Energy Costs established pursuant to Subsection 23(B) of this Lease, and the Base Utility and Energy Period Costs shall be reduced by the amount by which the Annual Basic Rent payable pursuant to this Lease is reduced.
However, to the extent that some of the Lessor's Standard Electric Service continues to be furnished by Lessor, then the reduction as provided for herein shall only be adjusted accordingly to reflect said fact.

23. ADDITIONAL RENT. It is expressly agreed that Lessee will pay in addition to the Term Basic Rent, provided in Section 3 above, an additional rental to cover Lessee's Proportionate Share, as hereinafter defined, of the increased cost to Lessor, for each of the categories enumerated herein, over the "Base Period Costs" (as hereinafter defined) for each of said categories. Notwithstanding anything contained herein to the contrary, Lessee shall not be required to pay Lessee's Proportionate Share of the increased cost to Lessor for Real Estate Taxes over the Base Real Estate Taxes for any period prior to the commencement of the third (3rd) Lease Year.

                 (A) Operating Cost Escalation. If during the Lease Term the Operating Costs paid for the Building in which the Demised Premises are located and Office Building Area for any Lease Year or proportionate part thereof if the Lease Term expires prior to the expiration of a Lease Year

(herein the "Comparison Period") shall be greater than the Base Operating Costs (adjusted proportionately if the Comparison Period is less than a Lease Year), then Lessee shall pay to Lessor, as Additional Rent, its Proportionate Share, as hereinafter defined, of all such excess Operating Costs. Operating Costs shall include, by way of illustration and not of limitation: management fees not to exceed that which is paid for comparable buildings in the area of the Building not owned by Lessor or its affiliates; labor, including all wages and salaries, social security taxes, and other taxes which may be levied against Lessor upon such wages and salaries; supplies; repairs and maintenance; maintenance and service contracts; painting; wall and window washing; laundry and towel service; tools and equipment (which are not required to be capitalized for federal income tax purposes); fire and other insurance; trash removal; lawn care; snow removal and all other items properly constituting direct operating costs according to standard accounting practices whether or not the same shall be enumerated as part of the services or obligations of Lessor hereunder (hereinafter collectively referred to as the "Operating Costs"), but not including: depreciation of Building or equipment; interest on, and amortization of, mortgages or deeds of trust; income or excess profits taxes; costs of maintaining the Lessor's corporate existence; franchise and income taxes of Lessor; cost of leasehold/construction improvements for Lessee or any other tenants, including alterations, painting or decorating of the Premises and the premises of other tenants, or in preparation for a tenant's occupancy; salaries and benefits of off-site officers, directors, and executive personnel, property manager and leasing agents of Lessor or on-site personnel of Lessor above the level of Building manager; space planning fees; architectural fees; engineering fees (other than those relating to the general operation of the Building); real estate commissions; marketing and advertising expenses incurred in connection with the development and leasing of the Building or any improvements; any sums paid to a person, firm, corporation or other entity related to Lessor which is in excess of the amount which would have been paid in the absence of such relationship; cost of selling, syndicating, financing, mortgaging, or hypothecating any of Lessor's interest in the Building or Office Building Area, including, without limitation, any mortgage or recording tax or expenses, points, commissions, legal fees and commitment fees; cost associated with the operation of the legal entity which constitutes Lessor as the same is separate and apart from the cost and operation of the Building or Office Building Area; cost of disputes between Lessor and any third party regarding matters not related to the Building or Office Building Area; the cost of any disputes between Lessor and any employee or agent of Lessor; cost of defending any lawsuits with mortgagees or ground lessors; Operating Costs for which Lessor is reimbursed whether by insurance, by its carriers or otherwise; the cost of any work or service performed for any tenant (including Lessee) at such tenant's cost; charges (including applicable taxes) for electricity or any other utilities for which Lessor is entitled to reimbursement from any tenant other than through Operating Costs; the cost of any HVAC, janitorial or any other service provided to other tenants in excess of that required pursuant to this Lease; insurance premiums to the extent Lessor is entitled to reimbursement from any party other than through the Operating Costs; any late fees, penalties, interest charges or similar fees incurred by Lessor; interest, principal payments and other costs of indebtedness encumbering the Building; any bad debt losses rent losses or reserves for bad debt or rent losses; costs of any specialty services furnished by Lessor within the Building unless either (i) requested by Lessee or (ii) appropriate for the care, maintenance or operation of a first-class office building; the cost of repairs or restoration necessitated by fire or other casualty as well as the cost of repair or restoration of the Building following condemnation; Real Estate Taxes; rent under any ground, overriding and/or underlying leases; Utility and Energy Costs; the cost of installing, operating and maintaining any specialty such as (but not limited to) an observatory, broadcasting facilities, luncheon club, athletic or recreational club, theater,
(A) rehearsal hall, art gallery or garage; auditing fees other than auditing fees in connection with the preparation of statement required pursuant to additional rent or lease escalations provisions; the cost of correcting defects in the original construction of the Building or in the Building or in the Building equipment, except that from ordinary wear and tear shall not be deemed defects for the purpose of this category; cost of any repair made by Lessor to remedy damage caused by, or resulting from the negligence or willful act of Lessor, its agents, servants, contractors or employees; any insurance premium to the extent that Lessor is entitled to be reimbursed therefor by Lessee pursuant to this Lease or by any other occupant of the Building pursuant to its lease; the cost of any additions to the Building; legal and other professional fees and expenses incurred in preparing, negotiating and executing leases, amendments, terminations and extensions or in resolving any disputes with tenant or other occupants (unless the resolution of the dispute benefits all tenants of the Building) or enforcing lease obligations, including, without limitation, court costs; expenses incurred by Lessor in connection with the transfer or disposition of the Lessor or Building or any ground, underlying or overriding lease, including, without limitation, transfer, deed and gains taxes [except any increase in Real Estate Taxed in connection therewith which may be included as part of Subsection 23(C) herein]; any compensation paid to clerks, attendants or other persons, or other costs incurred in commercial concessions including, without limitation, garage or other parking concessions operated by Lessor or others on the Office Building Area; bad debt loss, rent loss, or reserves for either of them; costs for sculpture, paintings or other objects of art in excess of comparable amounts spent for such items in office buildings of comparable quality in the competitive area of the Building not owned by Lessor or its affiliates; fines or penalties incurred by Lessor due to Lessor's violation of any applicable governmental law, requirement or order; lease payments for rented equipment, the cost of which equipment constitutes a capital expenditure if the equipment were purchased; any late fees, penalties, interest charges or similar fees incurred by Lessor, except in connection with interest payments related to any payment by Lessor of assessments payable over the longest time permitted by law; costs associated with the operation of the business of the entity which constitutes Lessor as the same are distinguished form the costs of operation of the Building, including, without limitation, accounting and legal expense, costs of selling, syndicating, financing, mortgaging or hypothecating Lessor's interest in the Building, costs of any disputes between Lessor and its employees or building managers; the value or lost income to Lessor of any office space in the Building which is utilized for the managing of the Building; and any expenditures required to be capitalized for federal income tax purposes, unless said expenditures are (i) for the purpose of reducing Operating Costs within the Building and Office Building Area (and then only to the extent of the cost savings) or (ii) required under any governmental law, ordinance or regulation, or amendment, revision or modification of any existing law, ordinance or regulation enacted after the date of complete execution and delivery of this Lease, in which event the costs thereof shall be included. Notwithstanding anything contained herein to the contrary, the annualized costs of capital expenditures referred to in (i) and
(ii) above shall be included in Operating Costs in the year of installation and in subsequent years amortized on a straight-line basis over their useful life, as determined by the Internal Revenue Code of 1986, as amended, and the applicable regulations thereto, together with interest equal to the Prime Rate as of the date of installation, with said interest to accrue as of the date of installation. Additionally, there shall be deducted from Operating Costs all amounts received by Lessor through proceeds of insurance or condemnation awards to the extent they are compensation for, or reimbursement of, sums previously including in Operating Expenses hereunder. As used in this Subsection 23(A), the Base Period Costs for Operating Costs, herein the Base Operating Costs, shall be those costs incurred during the first Lease Year (hereinafter the "Base Period").

         (B) FUEL, UTILITIES AND ELECTRIC COST ESCALATION (hereinafter "Utility and Energy Costs"). If during the Lease Term the Utility and Energy Costs, including any fuel surcharges or adjustments with respect thereto, incurred for water, sewer, gas, electric and other utilities and heating, ventilating and air conditioning for the Building to include all leased and leasable areas (not separately billed or metered within the Building) and Common Facilities electric, lighting, water, sewer and other utilities for the Building and Office Building Area, for any Comparison Period shall be greater than the Base Utility and Energy Costs (adjusted proportionately if the Comparison Period is less than a Lease Year), then Lessee shall pay to Lessor as Additional Rent and without regard to the fact that Lessor has agreed to provide said service, its Proportionate Share, as hereinafter defined, of all such excess Utility and Energy Costs. As used in this Subsection 23(B), the Base Period Costs for Fuel, Utilities and Electric, herein the Base Utility and Energy Costs, shall be determined by multiplying the usage incurred for the Building and Office Building Area during the first Lease Year (hereinafter the "Base Period") by the average of the rates in effect (including surcharges and/or adjustments) during the period from January 1, 1993 through June 30, 1993 (herein "Base Utility Rate").

         (C) TAX ESCALATION. If during the Lease Term the Real Estate Taxes for the Building and Office Building Area at which the Demised Premises are located for a Comparison Period shall be greater than the Base Real Estate Taxes (adjusted proportionately if the Comparison Period is less than a Lease
Year), then Lessee shall pay to Lessor as Additional Rent, its Proportionate Share, as hereinafter defined, of all such excess Real Estate Taxes.

                 As used in this Subsection 23(C), the words and terms which follow mean and include the following:

                 (i) The Base Period Costs for Real Estate Taxes, herein the "Base Real Estate Taxes," shall be those Real Estate Taxes assessed against the Building and Office Building Area during Calendar Year 1992 (hereinafter the "Base Period").

                 (ii) "Real Estate Taxes" shall mean the property taxes and assessments imposed upon the Building and Office Building Area, or upon the Term Basic Rent and Additional Rent, as such, payable to Lessor, including, but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments or charges levied, imposed or assessed against the Building and Office Building Area by any other taxing authority, whether general or specific, ordinary or extraordinary, foreseen or unforeseen and payable by Lessor (taking into account any credits, exemptions or deferrals).
         If, due to a future change in the method of taxation, any franchise, income or profit tax shall be levied against Lessor in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax and provided that with respect to any franchise, income or profit tax which may be levied against Lessor
         "in addition to" any tax which would otherwise constitute a Real Estate Tax, it can be determined from the legislative history that such additional tax was intended to be a Real Estate Tax, then such franchise, income or profit tax and any franchise, income or profit tax which shall be levied against Lessor "in substitution for, or in lieu of," any tax which would otherwise constitute a Real Estate Tax, shall be deemed to a be a Real Estate Tax for the purposes hereof, but determined as if the Building and Office Building Area were Lessor's only assets and the income therefrom was Lessor's only income; conversely, any additional real estate tax hereafter imposed in substitution for, or in lieu of, any franchise, income or profit tax (which is not in substitution for, or in lieu of, or in addition to, a Real Estate Tax as hereinbefore provided) shall not be deemed a Real Estate Tax for the purposes hereof. Notwithstanding anything contained herein to the contrary, Lessee shall assume and pay to Lessor in full at the time of paying the Term Basic Rent any excise, sales, use, gross receipts or other any taxes (other than a net income or excess profits tax) which may be imposed on or measured by such Term Basic Rent or Additional Rent or may be imposed on Lessor or on account of the letting or which Lessor may be required to pay or collect under any law now in effect or hereafter enacted, provided that it can be determined from the legislative history that such taxes are intended to be in substitution for, or in lieu of, or in addition to any tax which would otherwise constitute a Real Estate Tax, but determined as if the Building and Office Building Area were Lessor's only assets and the income therefrom was Lessor's only income.

                 Lessee shall pay before delinquency all personal taxes and assessments on the furniture, fixtures, equipment and other property of Lessee located in the Premises and on additions and improvements in the Premises belonging to Lessee.

       (D) LEASE YEAR. As used in this Lease, Lease Year shall mean the twelve (12) month period commencing on the Commencement Date and each twelve
(12) month period thereafter. Once the Base Period Costs are established, in the event any lease period is less than twelve (12) months, then the Base Period Costs for the categories listed above shall be adjusted to equal the proportion that said period bears to twelve (12) months, and Lessee shall pay to Lessor as Additional Rent for such period, an amount equal to Lessee's Proportionate Share, as hereinafter defined, of the excess for said period over the adjusted base with respect to each of the aforesaid categories. Notwithstanding anything contained herein to the contrary, once the Base Period Costs are established, Lessor reserves the right to calendarize billing and payment in order to establish operating consistency.

       (E) PAYMENT. At any time, and from time to time, after the establishment of the Base Period Costs for each of the categories referred to above, Lessor shall advise Lessee in writing of Lessee's Proportionate Share with respect to each of the categories as estimated by Lessor in good faith for the current Lease Year [and for each succeeding Lease Year or proportionate part thereof if the last period prior to the Lease's termination is less than twelve (12) months] as then known to Lessor [but such estimates shall not exceed a ten (10%) percent increase beyond one-twelfth (1/12th) of the prior year's actual amount payable by Lessee after reconciliation], and thereafter, Lessee shall pay as Additional Rent, its Proportionate Share, as hereinafter defined, of the excess of these costs over the Base Period Costs for the then current period affected by such advise (as same may be periodically revised by Lessor as additional costs are incurred) in equal monthly installments on the first day of each month, such new rates being applied to any months for which the Monthly Rent shall have already been paid which are affected by the Operating Cost Escalation and/or Utility and Energy cost Escalation, and/or Tax Escalation Costs above referred to, as well as the unexpired months of the current period, the adjustment for the then expired months to be made at the payment of the next succeeding installment of Monthly Basic Rent, all subject to final reconciliation at the expiration of each Lease Year as defined in Subsection 23 (D) hereof [or proportionate part thereof, if the last period prior to the Lease's termination is less than twelve (12) months] based upon actual increases, if any. However, at Lessor's option, Lessor shall be reimbursed by Lessee monthly during the first Lease Year of the Lease Term for additional Utility and Energy Cost Escalations resulting from an increase in the monthly rate over the Base Utility Rate.

                 In the event the last period prior to the Lease's termination is less than twelve (12) months, the Base Period Costs during said period shall be proportionately reduced to correspond to the duration of said final period.

                 If as a result of the final reconciliation at the expiration of a Lease Year it is determined that Lessee has overpaid Lessor for such Lease Year by more than five (5%) percent in excess of the estimated amount then, and in that event, Lessor shall credit Lessee with such overpayment toward the next installment of Additional Rent due (or shall repay same to Lessee if such overpayment occurs with respect to the last Lease Year) together with interest at the then Prime Rate.

         (F) BOOKS AND RECORDS. For the protection of Lessee, Lessor shall maintain books of account which shall be open to Lessee and its representatives, at all reasonable times so that Lessee can determine such Operating, Utility, Energy and Tax Costs and that same have, in fact, been paid. Any disagreement with respect to any one or more of said charges if not satisfactorily settled between Lessor and Lessee shall be referred by either party to an independent certified public accountant to be mutually agreed upon, and if such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who shall jointly share any cost of such arbitration. Pending resolution of said dispute, Lessee shall pay to Lessor without prejudice the sum so billed by Lessor subject to its ultimate resolution as aforesaid.

         (G) RIGHT OF REVIEW. Once Lessor shall have finally determined said Operating, Utility and Energy or Tax Costs at the expiration of a Lease Year, then as to the item so established, Lessee shall only be entitled to dispute said charge as finally established, and Lessee specifically waives any right to dispute any such charge at the expiration of said one (1) year period. Notwithstanding the foregoing, if it is determined pursuant to Subsection 23(F) above that any item(s) was fraudulently included as an Operating, Utility, Energy or Tax Cost, Lessee shall have the option to audit Lessor's statement only with respect to the item(s) in question for any Lease years prior thereto in which such item(s) appear.

         (H) OCCUPANCY ADJUSTMENT. If, with respect to Operating Cost Escalation, as established in Subsection 23(A) hereof, and Utility and Energy Cost Escalation, as established in Subsection 23(B) hereof, the Building is not one hundred (100%) occupied during the respective Base Periods, then the Base Period Costs incurred with respect to said Operating Cost or Utility and Energy Cost shall be adjusted so as to reflect one hundred (100%) percent occupancy during such Base Period. Similarly, if, during any Lease Year or proportionate part thereof subsequent to the Base Period for the categories referred to in Subsections 23(A) and (B) above the Building is less than one hundred (100%) percent occupied during all or part of the Lease Year involved, the Utility and Energy Cost and Operating Cost shall not be less than that which would have been incurred had one hundred (100%) percent of the Building been occupied. The aforesaid adjustment shall only be made with respect to those items that are in fact affected by variations in occupancy levels. To the extent any Operating Cost or Utility and Energy Cost is separately billed or metered or paid for directly by an Building tenant, to include but not be limited to Lessee, or for which Lessor receives reimbursements, said space shall be considered vacant space for purposes of the aforesaid adjustment.

         24. INTERRUPTION OF SERVICES OR USE. Interruption or curtailment of any service maintained in the Building or at the Office Building Area, if caused by Force Majeure, as hereinafter defined, shall not entitle Lessee to any claim against Lessor or to any abatement in Term Basic Rent or Additional Rent, and shall not constitute a constructive or partial eviction, unless Lessor fails to take measures as may be reasonable under the circumstances to restore the service. If Lessor fails to take such measures as may be reasonable under the circumstances to restore the curtailed service, Lessee's remedies shall be limited to an equitable abatement of Term Basic Rent and Additional Rent for the duration of the curtailment beyond said reasonable period to the extent such Premises are not reasonably usable by Lessee or to a claim of constructive eviction. If the Premises are rendered untenantable in whole or in part, for a period of seven (7) consecutive business days, by the making of repairs, replacements or additions or for any other reason other than those made with Lessee's consent or caused by misuse or neglect by Lessee, or Lessee's agents, servants, visitors or licensees, there shall be a proportionate abatement of Term Basic Rent and Additional Rent from and after said seventh (7th) consecutive business day and continuing for the period of such untenantability. In no event shall Lessee be entitled to claim a constructive eviction from the Premises unless Lessee shall first have notified Lessor in writing of the condition or conditions giving rise thereto, and, if the complaints be justified, unless Lessor shall have failed within a reasonable time after receipt of such notice to remedy, or commence and proceed with due diligence to remedy, such condition or conditions, all subject to Force Majeure, as hereinafter defined. The remedies provided for in this
Section 24 (including the remedy of constructive eviction) shall be Lessee's sole remedies for any interruption of service or use as described above.

                 Notwithstanding anything contained herein to the contrary, if Lessee's acts or omissions or those of its agents, servants or employees did not cause the interruption or curtailment of any such service, and if the Premises are rendered untenantable as hereinabove described for three (3) consecutive months, as said date is extended by Force Majeure, Lessee may cancel this Lease on thirty (30) days prior notice to Lessor, which notice shall be given on or after said ninetieth (90th) day as extended by Force Majeure, unless the Premises are rendered tenantable within said thirty (30) day period.

         25. LESSEE'S/LESSOR'S ESTOPPEL. (A) Either party shall, from time to time, within ten (10) days of the other party's written request, execute, acknowledge and deliver to the requesting party a written statement certifying that the Lease is unmodified and in full force and effect, or that the Lease is in full force and effect as modified and listing the instruments of modification; the dates to which the Monthly Basic Rent and Additional Rent and charges have been paid; to the best of the furnishing party's knowledge, whether or not the requesting party is in default hereunder, and, if so, specifying the nature of the default; and any other information which the requesting party shall reasonably request with respect to this Lease.

                 (B) Either party's failure to deliver such statement to the requesting party within such time shall be conclusive upon the requesting party that: (i) this Lease is in full force and effect and not modified except as the requesting party may represent;
(ii) not more than one (1) Monthly Installment of Term Basic Rent has been paid in advance; (iii) there are no such defaults; and (iv) notices to the furnishing party shall be sent to furnishing party's mailing address as set forth in this Lease; unless such party delivers a statement to the contrary within three (3) days following receipt of a notice from the requesting party that it intends to rely on the information set forth in Subsection (B). Notwithstanding the presumptions of this Section, the requesting party shall not be relieved of its obligation to deliver said statement.

It is intended that any such statement delivered pursuant to this Section 25 may be relied on by a prospective purchaser of Lessor's interest or mortgagee of Lessor's interest or assignee of any mortgage of Lessor's interest, and in the case of Lessee, by any permitted transferee or party extending lines of credit to Lessee. Notwithstanding anything contained herein to the contrary, in no event shall Lessee request the aforesaid estoppel certificate from Lessor more often than two (2) times in any one Lease Year.

         26. HOLDOVER TENANCY. If Lessee holds possession of the Premises after the Term of this Lease, Lessee shall become a tenant from month to month under the provisions herein provided, but at a monthly basic rental equal to the greater of: (i) one hundred twenty-five (125%) percent of the Monthly Basic Rent payable during the last month of the Term of this Lease or (ii) one hundred twenty-five (125%) percent of the then fair rental value, and without the requirement for demand or notice by Lessor to Lessee demanding delivery of possession of said Premises (but Additional Rent shall continue as provided in this Lease), which sum shall be payable in advance on the first day of each month, and such tenancy shall continue until terminated by Lessor, or until Lessee shall have given to Lessor, at least sixty (60) days prior to the intended date of termination, a written notice of intent to terminate such tenancy. The time limitations described in this Section 26 shall not be subject to extension for Force Majeure. Lessor shall not be liable for claims related to, or asserted by, the successor tenant, as a result of any holdover tenancy by Lessee.

         27. LESSOR'S WORK - LESSEE'S DRAWINGS. (A) Lessor agrees that, at Lessor's expense, prior to the commencement of the Term of this Lease, it will substantially complete all of the work in the Demised Premises in accordance with Exhibit C attached hereto and made a part hereof. The term "substantially complete" or "substantial completion" shall be deemed to mean that the work in question has been completed except for minor punchlist items the non-completion of which will not interfere with Lessee's use of the Premises for its intended purposes, which punchlist items Lessor shall complete promptly and with due diligence. All of said Exhibit C work, whether paid for in whole or in part by Lessee, is and shall become the Lessor's property on the expiration or sooner termination of this Lease.

         (B) Lessee will supply such drawings and information to Lessor as and when required as set forth in Exhibit C. Any delay occasioned by Lessee's failure to supply such drawings and information on or before the dates set forth in Exhibit C shall not delay the Commencement Date of the Term, as herein after defined, and Lessee's obligations hereunder and the Commencement Date shall be the date the Premises would have been delivered to Lessee pursuant to
Section 2, but for Lessee's delay.

         (C) Lease Commencement shall occur and the Commencement Date is defined as that date when Lessor has substantially completed all of the work to be done by Lessor in accordance with Exhibit C and delivered to Lessee notice of such anticipated date of substantial completion thirty (30) days prior thereto, unless Lessor has been precluded from completion said work as a result of Lessee's acts or omissions including but not limited to its failure to comply with Subsection 27(B) above. Occupancy by Lessee for the conduct of its business or the delivery of a Certificate of Occupancy (temporary or permanent) by Lessor (if required pursuant to local law) shall be prima facie evidence that Lessor has substantially completed all of the work.

     28. RIGHT TO SHOW PREMISES. Lessor may show the Premises to prospective purchasers and mortgagees; and, during the twelve (12) months prior to termination of this Lease, to prospective tenants, during Building Hours on reasonable notice to Lessee and in a manner so as to minimize interference with Lessee's use and occupancy of the Demised Premises.

     29. WAIVER OF JURY TRIAL/NON-MANDATORY COUNTERCLAIMS. If Lessor commences any summary proceedings or an action for nonpayment of Term Basic rent or Additional Rent, Lessee shall not interpose any non-mandatory counterclaim of any nature or description in any such proceedings or action. Lessee and Lessor both Waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors under or connected with this Lease or any of its provisions.

     30. LATE CHARGES. Anything in this Lease to the contrary notwithstanding, at Lessor's option, Lessee shall pay a "Late Charge" of five (5%) of any installment of Monthly Basic rent or Additional Rent paid more than five (5) days after the due date thereof, to cover the extra expense involved in handling delinquent payments. Lessee shall not be charged a Late Charge the first two (2) time the Lessee is late during each Lease Year of the Term until Lessee, as to those two (2) times each Lease Year, is given five
(5) days' notice and an opportunity to cure said nonpayment within said notice period and fails to cure said nonpayment within said time.

     31. NO OTHER REPRESENTATIONS. No representations or promises shall be binding on the parties hereto except those representations and promises contained herein or in some future writing signed by the party making such representation(s) or promise(s).

     32. QUIET ENJOYMENT. Lessor covenants that if, and so long as, Lessee pays the Basic Rent, and any additional Rent as herein provided, and performs the covenants hereof, Lessor shall do nothing to affect Lessee's right to peaceably and quietly have, hold and enjoy the Premises for the Term herein mentioned, subject to the provisions of this Lease.

     33.  INSURANCE.

          (A) Lessee's Insurance.

               (1) Lessee covenants and represents, said representation being specifically designed to include Lessor to execute this Lease, that during the entire Term hereof, at its sole cost and expense, Lessee shall obtain, maintain and keep in full force and effect the following insurance:

                    (a) "All Risk" property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now or hereafter may be, included in a standard extended coverage endorsement from time to time on general use in the State of New Jersey upon property of every description and kind owned by Lessee and or under Lessee's care, custody or control located in the Building or within the Offices Building Area or for which Lessee is legally liable or installed by or on behalf of Lessee, including by way of example and not by way of limitation, furniture, fixtures, fitting, installations and any other personal property (but excluding the work done by Lessor in connection with Exhibit C which is owned by Lessor) in an amount equal to the full replacement cost thereof.

                    (b) Comprehensive General Liability Insurance coverage to include personal injury, bodily injury, broad form property damage, operations hazard, owner's protective coverage, blanket contractual liability, products and completed operations liability naming Lessor and Lessor's mortgagee or trust deed holder and ground lessors (if any) as additional named insureds in an amount per occurrence of not less than Five Million and 00/100 ($5,000,000.00) Dollars combined single limit bodily injury and property damage. The aforesaid limitations may be maintained pursuant to combinations of primary and umbrella policies provided that at least One Million and 00/100 ($1,000,000.00) Dollars shall be maintained pursuant to the primary policy.

              (c) Workers' Compensation insurance in form and amount as required by law.

              (d) Any other form or forms of insurance or any increase in the limits of any of the aforesaid enumerated coverages or other forms of insurance as Lessor or the mortgagees or ground lessors (if any) of Lessor may reasonably require from time to time if in the reasonable opinion of Lessor or said mortgagees or ground lessors said coverage and/or limits become less than that commonly maintained by prudent tenants in similar building in the area by tenants making similar uses.

                 (2) All insurance policies required pursuant to this Subsection 33(A) shall be taken out with insurers rated B+Viii by A.M. Best Company, Oldwick, New Jersey who are licensed to do business in the State of New Jersey and shall be in standard form utilized in the State of New Jersey.
A certificate evidencing that such insurance is in full force and effect shall be delivered to Lessor not less than fifteen (15) days prior to the commencement of the Term hereof. Such insurance policy or certificate will unequivocally provide an undertaking by the insurers to notify Lessor and the mortgagees or ground lessors (if any) of Lessor in writing not less than thirty
(30) days prior to any material change, reduction in coverage, cancellation, or other termination thereof. Notwithstanding anything contained therein to the contrary, Lessee may provide the aforesaid insurance with a deductible not to exceed One Hundred Thousand and 00/100 ($100,000.00) Dollars, subject, however, to reasonable increase commonly maintained by prudent similar tenants in similar buildings in the area leasing comparable space and making similar uses, and Lessee shall be deemed a self-insurer with respect to the amount of the deductible; provided said deductible would not and does not in fact impose liability on Lessor or any other Building tenant for any reason to include their negligence, and provided further that Lessee indemnifies and holds Lessor harmless with respect to any claims against Lessor or any Building tenant as a result of said deductible to the extent the same would not have existed if the policies required by Section 33(A) hereof were obtained without a deductible. The aforesaid insurance may be maintained by a blanket insurance policy covering other locations.

                 (3) In the event or damage to or destruction of the Building and/or Premises entitling Lessor or Lessee to terminate this Lease pursuant to
Section 11 hereof, and if this Lease be so terminated. Lessee will upon receipt pay to Lessor all of its insurance proceeds, if any, specifically relating to the leasehold improvements and alterations (but not Lessee's trade fixtures, equipment, furniture or other personal property of Lessee in the Premises) which would have become Lessor's property at the Term's expiration or sooner termination. If the termination of the Lease, at Lessor's election, is due to damage to the Building, and if the Premises have not been so damaged,

         Lessee will deliver to Lessor, in accordance with the provisions of this Lease, the improvements and alterations to the Premises which have become on installation or would have become at the Term's expiration, Lessor's property.

                          (4) Lessee agrees that it will not keep or use or offer for sale (if sales of goods is a permitted use pursuant to Section 4 hereof) in or upon the Premises or within the Building or Office Building Area any article which may be prohibited by any insurance policy in force from time to time covering the Building or Office Building Area. In the event Lessee's particular manner of conduct of business in or on the Premises or Building or Office Building Area, whether or not Lessor has consented to the same, results in any increase in premiums for insurance carried from time to time by Lessor with respect to the Building or Office Building Area, Lessee shall pay such increase in premiums as Additional Rent within thirty (30) days after being billed therefor by Lessor. In determining whether increased premiums are a result of Lessee's particular manner of occupancy a schedule issued by the organization computing the insurance rate on the Building or Office Building Area showing the components of such rate shall be conclusive evidence of the items and charges making up such rate. Lessee shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to Lessee's use of the Building, Office Building Area or Premises.

                          (5) If any insurance policy required to be carried by Lessor or Lessee shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way by reason of the use or occupation of the Premises, Office Building Area or Building or any part thereof by Lessee or any assignee or sublessee of Lessee or anyone permitted by Lessee to be upon the Premises, and if Lessee fails to remedy the conditions giving rise to said cancellation or threatened cancellation or reduction in coverage on or before the earlier of (i) ten (10) days after notice thereof from Lessor, or (ii) prior to said cancellation or reduction becoming effective, Lessee shall be in default hereunder and Lessor shall have all of the remedies available to Lessor pursuant to this Lease.

                 (B) LESSOR'S INSURANCE. Lessor covenants and agrees that throughout the Term it will insure the Building [excluding any property with respect to which Lessee is obligated to insure pursuant to Subsection 33(A)(1)(a) above] against damage by fire and standard extended coverage perils and public liability insurance in such reasonable amounts with such reasonable deductibles as required by any mortgagee or ground lessor (if any), or if none, as would be carried by a prudent owner of a similar building in the area but in no event less than full replacement value of the Building less footings and foundations. In addition, Lessor shall maintain and keep in force and effect during the Term, rental income insurance insuring Lessor against abatement or loss of Term Basic Rent, including items of Additional Rent, in case of fire or other casualty similarly insured against, in an amount at least equal to the Term Basic Rent and Additional Rent during, at the minimum, one Calendar Year hereunder. Lessor may, but shall not be obligated to, take out and carry any other forms of insurance as it or the mortgagee or ground lessor (if any) of Lessor may require or reasonably determine available. All insurance carried by Lessor on the Building or Office Building Area shall be included as an Operating Expense pursuant to Subsection 23(A). Lessor will not carry insurance of any kind on Lessee's furniture or furnishings, or on any fixtures, equipment, appurtenances or improvements (other than those enumerated in Exhibit C which belong to Lessor) of Lessee under this Lease and Lessor shall not, except as to the aforesaid Exhibit C items owned by Lessor, be obligated to repair any damage thereto or replace the same.

                 (C) WAIVER OF SUBROGATION. Any all risk policy or similar casualty insurance, which either party obtains in connection with the Premises, Building or Office

Building Area shall include a clause of endorsement denying the insurer any rights of subrogation against the other party (i.e. Lessor or Lessee) for all perils covered by said policy. Should such waiver not be available must name the other party as an additional named insured affording it the same coverage as that provided the party obtaining said coverage.

         34. RULES OF CONSTRUCTION/APPLICABLE LAW. Any table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Lease on Lessee's part to be performed, shall be deemed and construed as a separate and independent covenant of Lessee, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number of gender in which they are used, shall be deemed to include any
other number and any other gender as the context may require.   This Lease
shall be governed and construed in accordance with the laws of the State of New Jersey (excluding New Jersey conflict of laws) and by the state courts of New Jersey. If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

         35. INDEMNITY. (A) Lease shall indemnify and save harmless Lessor and its agents against and from (a) any and all claims (i) arising from (x) the conduct or management by Lease, its subtenants, licensees, its or their employees, agents, contractors or invitees on the Demised Premises or of any business therein, or (y) any work or thing whatsoever done, or any condition created (other than by Lessor for Lessee's or Lessor's account) in the Demised Premises or about the Demised Premises (to the extent attributable to Lessee's acts or omissions or that of its subtenants, licensees, its or their employees, agents, contractors or invitees) during the Term of this Lease or during the period of time, if any, prior to the Commencement Date that Lessee may have been given access to the Demised Premises, or (ii) arising from any negligent or otherwise wrongful act or omission of Lessee or any of its subtenants or licensees or its or their employees, agents, contractors or invitees, and (b) all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon. In case any action or preceeding be brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, shall resist and defend such action or proceeding.

                 (B) Lessor agrees to indemnify and hold Lessee harmless from the against (a) any and all loss, liability and expense as a result of a claim against Lessee by any person (other than Lessee, or its subtenants, licenses, employees, agents, contractors or invitees on the Premises) arising out of either injury or damage in the Common Facilities caused by Lessor's negligent or otherwise wrongful act or that of its agents, employees, contractors or invitees, and (b) all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against Lessee by reason of any such claim, Lessor, upon notice from Lessee, shall resist and defend such action or proceeding.

                 (C) The provisions of this Section 35 shall survive the expiration or sooner termination of this Lease.

         36. APPLICABILITY TO HEIRS AND ASSIGNS. The provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee; and their respective heirs, successors, legal representatives and assigns. It is understood that the term "Lessor" as used in this Lease means only the owner, a mortgagee in possession or a term lessee of the Building, so that in the event of any sale of the Building or of any lease thereof, or if a mortgagee shall take possession of the Premises, Lessor named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the term lessee of the Building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder.

         37. PARKING SPACES. Lessee's occupancy of the Demised Premises shall include the use of five hundred seven (507) parking spaces only, fifty (50) of which Lessor shall assign (as indicated on Exhibit H), and four hundred fifty-seven (457) of which will be unassigned. Lessee shall, upon request, promptly furnish to Lessor the license numbers of the cars operated by Lessee and its subtenants, licensees, invitees, concessionaires, officers and employees. Lessor reserves the right to reassign assigned parking to comparable facilities in connection with any modification to the Building or Office Building Area permitted pursuant to this Lease. Nothing contained herein shall be deemed to impose any obligation on Lessor to police the parking area.

         38. LESSOR'S EXCULPATION. Lessor shall not be liable to Lessee for any property damage or business interruption loss suffered by Lessee under any circumstances, including, but not limited to (i) that arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building and Office Building Area including the structural and non-structural portions thereof; or (ii) for loss of or injury to Lessee or to Lessee's property or that for which Lessee is legally liable from any cause whatsoever, including but not limited to theft or burglary; or (iii) for that which results from or is incidental to the furnishing of or failure to furnish or the interruption in connection with the furnishing of any service which Lessor is obligated to furnish pursuant to this Lease; or (iv) for that which results from any inspection, repair, alteration or addition or the failure thereof undertaken or failed to be undertaken by Lessor; or (v) for any interruption to Lessee's business, however occurring, but this exculpatory provision shall not preclude Lessee's remedies as specifically provided for in Section 24 with respect to interruption of services or use.

         39. BROKER. Lessee and Lessor represent and warrant one to the other than no broker brought about this transaction, and Lessee and Lessor agree to indemnify and hold each other harmless from any and all claims of any brokers arising through the applicable indemnitor or in connection with any conduct which is inconsistent with the representation of the applicable indemnitor.

         40. PERSONAL LIABILITY. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agree, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of Lessor, its constituent members, (to include but not be limited to officers, directors, partners and trustees), their respective successors, assigns or any mortgagee in possession (for the purposes of this Section, collectively referred to as "Lessor"), with respect to any of the terms, covenants and conditions of this Lease, and that Lessee shall look solely to the equity of Lessor in the Building and the rents, issues, profits and proceeds thereof, for the satisfaction of each and every remedy of Lessee in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, such exculpation of liability to be absolute and without any exceptions whatsoever. A deficit capital account of any portion in Lessor shall not be deemed an asset or property of Lessor. The foregoing limitation of liability shall be noted in any judgment secured against Lessor and in the judgment index.

         41. NO OPTION. The submission of this Lease Agreement for examination does not constitute a reservation of, or option for, the Premises, and this Lease Agreement becomes effective as a Lease Agreement only upon execution and delivery thereof by Lessor and Lessee.

         42. DEFINITIONS. (A) PROPORTIONATE SHARE. Lessee's Proportionate Share, wherever that phrase is used, shall be 39.23(%) percent, which the parties agree reflects and will be adjusted to reflect the sum arrived at by dividing the gross square feet of the area rented to Lessee (including an allocable share of all Common Facilities) as set forth in Section 1 [the numerator], plus any additional gross square footage leased from time to time pursuant to this Lease, by 323,200 which is deemed to be the current approximate total number of gross square feet of the entire Building [the denominator], measured outside glass line to outside glass line. Lessor shall have the right to make changes or revisions in the Common Facilities of the Building so as to provide additional leasing area. Lessor shall also have the right to construct additional buildings in the Office Building Area for such purposes as Lessor may deem appropriate and subdivide the lands for that purpose if necessary, and upon so doing, the Office Building in which the Demised Premises is located. Notwithstanding anything contained herein to the contrary, any increases in the total number of gross square footage of the Building in excess of 323,200 gross rentable square feet whether by construction of additional buildings in the Office Building Area or otherwise shall not result in any change in Lessee's Proportionate Share, as hereinabove stated, and shall not result in any increase in the Operating Costs being billed to Lessee by reason of such construction or additions or adversely affect the existing operating condition of the building. If any service provided for in Subsection 23(A) or any utility provided for in Subsection 23(B) is separately billed or separately metered within the Building, then the square footage so billed or metered shall be deemed vacant and if applicable subject to the Occupancy Adjustment set forth in Subsection 23(H). Lessee understands that as a result of changes in the layout of the Common Facilities from time to time occurring due to, by way of example and not by way of limitation, the rearrangement of corridors, the aggregate of all Building tenant proportionate shares may be equal to, less than or greater than one hundred (100%) percent.

                 (B) COMMON FACILITIES. Common Facilities shall include, by way of example and not by way of limitation, the nonassigned parking areas; lobby; elevator(s); fire stairs; public hallways; public lavatories; and all other general Building facilities that service all Building tenants; air conditioning rooms; fan rooms; janitors' closets; electrical closets; telephone closets; elevator shafts and machine rooms; flues; stacks; pipe shafts and vertical ducts with their enclosing walls. Lessee's use of those Common Facilities not open to all Building tenants is subject to Lessor's consent which may be denied for any reason but shall not be granted or denied on a
manner so as to discriminate against Lessee.   Lessor may at any time close
temporarily any Common Facilities to make repairs of changes therein or to effect construction, repairs or changes within the Building or Office Building Area, or to discourage non-tenant parking or to prevent the dedication of the same, and may do such other acts in and to the Common Facilities as in its judgement may be desirable to improve the convenience thereof but shall always in connection therewith endeavor to minimize any inconvenience to Lessee.

                 (C) FORCE MAJEURE. Force Majeure shall mean and include those situations beyond either party's control, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or where applicable, the passage of time while waiting for an adjustment of insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Term Basic Rent or Additional Rent or payment of monies by Lessor and except as to the time periods set forth in Section 26, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

               (D) Building Hours. As used in this Lease, the Building Hours shall be Monday through Friday, 8:00 a.m. to 6:00 p.m., and Saturday, 8:00 a.m. to 1:00 p.m., excluding those holidays as set forth on Exhibit E attached hereto and made a part hereof, except that Common Facilities lighting in the Building and Office Building Area shall be maintained for such additional hours as, in Lessor's reasonable judgment, is necessary or desirable to insure proper operation of the Building and Office Building Area.

               (E) Additional Rent. As used in this Lease, Additional Rent shall mean all sums in addition to Term Basic Rent payable by Lessee to Lessor pursuant to the provisions of this Lease.

         43.  LEASE COMMENCEMENT.

               (A) Notwithstanding anything contained herein to the contrary and subject to the further provisions of this Section 43, if Lessor, for any reason whatsoever, including, without limitation, Lessor's negligence, cannot deliver possession of the Premises as provided for in Subsection 27(A) to Lessee at the commencement of the agreed Term as set forth in Section 2, this Lease shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom, except as hereinafter specifically set forth, but in that event, the Lease Term shall be for the full Term as specified above to commence from and after the date Lessor shall have substantially completed Lessor's work and delivered possession of the Premises to Lessee provided Lessor has delivered to Lessee notice of such anticipated date of substantial completion thirty (30) days prior thereto or from the date Lessor would have substantially completed Lessor's work and delivered possession of the Premises to Lessee but for Lessee's failure to timely supply to Lessor such drawings and/or information required by Exhibit C or for any other reason attributable to Lessee (herein the "Commencement Date") and to terminate at 11:59 p.m. of the day immediately preceding said seventh (7th) anniversary of the Commencement Date, and if requested by Lessor or Lessee, Lessor and Lessee shall, by a writing signed by the parties, ratify and confirm said commencement and termination dates. Nothing contained herein shall be deemed to modify the commencement of the Lease Term as set forth in Section 2 and Lessee's obligations hereunder if Lessor is unable to deliver the Demised Premises on the Commencement Date by reason of Lessee's failure to comply with the requirements of Subsection 27(B).

               (B) Notwithstanding the foregoing, if the Commencement Date shall not have occurred (i) on or before December 15, 1993, as said date may be extended for reasons of (a) those Force Majeure situations applicable only to the Building and/or Office Building Area or Paramus, New Jersey (the municipality in which the Building is located), or (b) any other Force Majeure situation not specific to the Building and/or Office Building Area or Paramus but in that event said Force Majeure extension shall not exceed three (3) months; or (ii) on or before the thirtieth (30th) day following Lessor's notice to Lessee of the anticipated date of substantial completion, and the reason therefore in either (i) or (ii) has not been as a result of Lessee's acts or omissions, then, and in such event, as of December 16, 1993 or the thirty-first
(31st) day following Lessor's delivery of such notice [if such thirty-first
(31st) day is on or prior to December 16, 1993], as the case may be, the Basic Rent due and payable by Lessee's affiliate, New Valley Corporation, pursuant to that certain Lease Agreement with Lessor's affiliate, Saddlemack Associates L.P., dated August 18, 1989, as modified August 18, 1989, April 16, 1990 and September 28, 1991 (herein collectively the "Upper Saddle River Lease"), shall be adjusted to an amount equal to the Basic Rent due and payable pursuant to Paragraph 3 of this Lease. Furthermore, if substantial completion has not occurred by the thirtieth (30th) day following Lessor's notice of the anticipated date of substantial completion and provided the reason therefor is not the result of Lessee's acts or omissions, then notwithstanding anything to the contrary in this Lease or the Surrender and Acceptance Agreement to be executed simultaneously herewith with respect to the Upper Saddle River Lease, the Commencement Date shall be ten (10) days after substantial completion and notice to Lessee thereof. It is hereby understood and agreed that if the Commencement Date occurs after December 15, 1993 or after the thirtieth (30th) day following Lessor's delivery of such notice [if such thirtieth (30th) day is on or prior to December 15, 1993] for any reason attributable to Lessee, then and in that event the Basic Rent due and payable pursuant to the Upper Saddle River Lease shall remain unchanged and in full force and effect pursuant to its terms.

                 (C) In addition to the foregoing and notwithstanding anything contained in the Lease to contrary, if the Commencement Date shall not have occurred on or before June 15, 1994, and the reason therefor is solely attributable to those Force Majeure situations applicable only the Building and/or Office Building Area or Paramus (the municipality in which the Building is located) then, and in such event, either party to the Upper Saddle River Lease may cancel and terminate the Upper Saddle River Lease on one hundred eighty (180) days' prior written notice to the other party, and unless the Commencement Date of this Lease occurs within said one hundred eighty (180) day notice period, the Upper Saddle River Lease and this Lease shall be deemed to terminate upon the earlier of the expiration of said one hundred eighty (180) day notice period or Lessee's vacation of the premises covered by the Upper Saddle River Lease.

                 If the cancellation option described in this Subparagraph (C) shall be exercised thereby resulting in the termination of this Lease and the Upper Saddle River lease, then, and in such event, Lessor shall reimburse Lessee for the actual reasonable costs incurred by the Lessee under the Upper Saddle River Lease with respect to moving its business operations from the Upper Saddle River location, in an amount not to exceed Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars.

                 Saddlemack Associates L.P. and New Valley Corporation shall execute this lease for the limited purpose of consenting to those provisions of this Paragraph 43 which relate to the Upper Saddle River Lease.

         44. NOTICES. Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if delivered personally (with a copy by recognized overnight courier service) or if sent by a recognized overnight courier service or if sent by registered mail or certified mail in a postpaid envelope addressed, if to Lessee, at the above described Building to the attention of the President with a copy to the General Counsel; if to Lessor, at Lessor's address as set forth above, with a copy to Dollinger & Dollinger, P.A., 365 West Passaic Street, Rochelle Park, New Jersey 07662, Attn: Martin E. Dollinger, Esq.; or, to either at such other address as Lessee or Lessor, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally or by a recognized overnight courier service, on delivery thereof, and if mailed, upon the tenth
(10th) day after the mailing thereof.

         45. MORTGAGEE'S NOTICE AND OPPORTUNITY TO CURE. Lessee agrees to give any mortgagees and/or trust deed holders, by registered mail, a copy of any notice of default served upon Lessor, provided that, prior to such notice, Lessee has been notified in writing (by way of notice of assignment of rents and leases or otherwise) of the address of such mortgagees and/or trust deed holders. Lessee further agrees that, if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional reasonable time as may be necessary, if within such thirty (30) days, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

         46.  INTENTIONALLY OMITTED.

         47. ACCORD AND SATISFACTION. No payment by Lessee or receipt by Lessor or a lesser amount than the Basic Rent and additional charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Monthly Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Basic Rent or Additional Rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

         48. EFFECT OF WAIVERS. No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial installment of Monthly Basic Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No consent or waiver, express or implied, by either party to or of any breach of any covenant, condition or duty of the other party shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless in writing signed by the party to be charged therewith.

         49. NUMBER AND GENDER. The terms "Lessor" and "Lessee" wherever used herein shall be applicable to one or more persons, as the case may be, and the singular shall include the plural and neuter shall include the masculine and/or feminine, and if there be more than one, the obligations hereof shall be joint and several.

         50. LESSOR'S RESERVED RIGHT. Lessor and Lessee acknowledge that the Premises are in a Building which is not open to the general public. Access to the Building is restricted to Lessor, Lessee, other Building tenants, their agents, employees and to their invited visitors. In the event of a labor dispute including a strike, picketing, informational or associational activities directed at Lessee or any other tenant, Lessor reserves the right unilaterally to alter Lessee's ingress and egress to the Building or make any other change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to a particular location; provided, that a reasonable alternative ingress, egress or operating condition is provided.

         51. FEES AND EXPENSES. The parties agree that either party who brings an action to enforce any obligation of the other party under this Lease shall, if successful, be entitled to recover from said unsuccessful party all reasonable attorney's fees and other reasonable expenses incurred in enforcing said obligation against the unsuccessful party, this to survive the expiration or sooner termination of this Lease.

         52. CORPORATE AUTHORITY. If Lessee is a corporation, Lessee represents and warrants that this Lease and the undersigned's execution of this Lease has been duly authorized and approved by the corporation's Board of Directors. The undersigned officers and representatives of the corporation executing this Lease on behalf of the corporation represent and warrant that they are officers of the corporation with authority to execute this Lease on behalf of the corporation, and within fifteen (15) days of execution hereof, Lessee will provide Lessor with a corporate resolution confirming the aforesaid.

                 Lessor represents and warrants to Lessee that the signatory on behalf of Lessor has the full right, power and authority to act for and on behalf of Lessor in entering into this Lease.

         53. GOVERNMENT REQUIREMENTS. In the event of the imposition of federal, state, or local governmental control, rules, regulations, or restrictions on the use or consumption of energy or other utilities or with respect to any other aspect of this Lease during the Term, both Lessor and Lessee shall be bound thereby. In the event of a difference in interpretation of any governmental control, rule, regulation or restriction between Lessor and Lessee, the interpretation of Lessor shall prevail, and Lessor shall have the right to enforce compliance, including the right of entry into the Premises to effect compliance, and thereafter Lessee shall have the right to dispute Lessor's interpretation by submitting the matter to arbitration pursuant to Section 54 herein.

         54. ARBITRATION. Whenever in this Lease it is provided that a dispute shall be determined by arbitration, the arbitration shall be conducted as provided in this Section. The party desiring such arbitration shall give written notice to that effect to the other, specifying the dispute to be arbitrated and the name and address of the person designated to act as the arbitrator in its behalf. Within ten (10) days after said notice is given, the other party shall give written notice to the first party, specifying the name and address of the person designated to act as arbitrator as aforesaid by the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator. The arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and within thirty (30) days thereafter shall decide the dispute.

                 If within said period they cannot agree on their decision, they shall appoint a third arbitrator and if they cannot agree on said appointment, the third arbitrator shall be appointed on their application or on the application of either party, by the American Arbitration Association in Somerset, New Jersey. The three arbitrators shall meet and decide the dispute. A decision in which two of the three arbitrators shall concur shall be binding and conclusive upon the parties. In designating arbitrators and in deciding the dispute, the arbitrators shall act in accordance with the rules then in force of the American Arbitration Association, subject however, to such limitations as may be placed on them by the provisions of this Lease.

                 The obligation of Lessor and Lessee to submit a dispute to arbitration, is limited to disputes arising under those Articles of this Lease which specifically provide for arbitration.

         55. FINANCIAL STATEMENTS. The Lessee agrees, within ninety (90) days after the end of Lessee's accounting year, at the request of the Lessor, or at the request of the holder of any first mortgage upon the Demised Premises, to furnish to the Lessor or mortgagee, a certified balance sheet and profit and loss statement for the last accounting year, provided that such mortgagee agrees to keep same confidential and not to disclose any information contained therein to any other entity, except as may be required by law or in connection with any litigation between the parties.

         56. 24-HOUR ACCESS. Lessee shall be entitled to 24-hour, seven (7) day a week access to the Demised Premises, but this shall not be construed as authorization to make use of the Building services beyond the building Hours without reimbursing the Lessor for the cost thereof in accordance with the terms of this Lease, and shall be subject to any governmental or municipal laws and regulations with respect to said 24-hour, seven (7) day a week access. Lessee shall obtain said access by means of a key or other similar means to be provided by Lessor to afford access to the Building.

         57. AFTER-HOURS USE. Lessee shall be entitled to make use of HVAC beyond the normal operating hours, at Lessee's sole cost and expense, provided Lessee shall notify Lessor twenty-four (24) hours prior to such desired overtime use. It is understood and agreed that Lessee shall pay the sum of Forty and 00/100 ($40.00) Dollars per hour or part thereof per HVAC zone so used, plus such additional increase of the aforesaid hourly sum computed by measuring the increase of the rate in effect (including fuel surcharges or adjustments) during the month for which such overtime use is requested against the Base Rate. The Base Rate for purposes hereof shall be the Base Utility Rate.

                 In no event shall the Lessee pay less than the sum of Forty and 00/100 ($40.00) Dollars per hour or part thereof per zone for such aforesaid overtime use.

          In the event another tenant or tenants requests overtime use from Lessor to coincide with the zone(s) and period requested by Lessee, Lessor will, as to said coincidal period, charge Lessee only a pro rata portion of the overtime charge provided for above, which pro rata share will be determined by comparing Lessee's total square footage with the total square footage of all tenants (to include Lessee) having overtime use during such coincidal period and zone(s).

         58. BUILDING NAME. Lessor hereby agrees that, during the Term of this Lease, provided that the named Lessee herein (Western Union Financial Services, Inc.) is not in default and is (or an affiliate thereof is) in possession of at least seventy-five (75%) percent of the Demised Premises pursuant to this Lease, Lessor shall not name the Building for any competitor of the named Lessee herein in the financial services or communications business without Lessee's prior written consent.

         59. RIGHT OF FIRST OFFER. Provided Lessee is not in default pursuant to any of the terms and conditions of this Lease which continued after any applicable notice and the expiration of any applicable cure period, Lessee shall have the right of first offer to lease additional space in the Building, which hereafter may become vacant and available, subject only to whatever prior rights as to said space exist as the date hereof in connection with the leasing of space in the Building to the tenants to whom said leases are granted.
Lessor will advise the Lessee of the terms and conditions Lessor would be willing to accept with respect to said space, and Lessee shall have ten (10) days within which to respond to Lessor's offer, TIME HEREBY BEING MADE OF THE ESSENCE. Should Lessee decline Lessor's offer or fail to respond, then, and in such event, Lessee shall lose the rights of first offer with respect to the space so offered in the Building, and Lessor shall be free to lease said space to any other tenant upon substantially the same terms and conditions as that offered to Lessee. Substantially, as used herein, shall mean terms not materially different nor financial provisions of more than five (5%) percent below the financial provisions offered to Lessee by Lessor. If Lessee accepts Lessor's offer, the additional space shall be leased for the balance of the Term of this Lease (including any rights of renewal or extensions thereof) and subject to the terms and provisions of this Lease, except as may otherwise be set forth in Lessor's offer, and Lessee's Proportionate Share, parking and Basic Rent shall be modified accordingly.

         60. ROOF DISK ANTENNA. Provided Lessor shall have the continued ability to lawfully allow other tenants or itself the right to install roof top dish antennas or other communication devices, and provided Lessee, at its sole cost and expense, obtains all required governmental approvals, and subject to any prior rights of existing tenants at the Building Lessee may install at its sole cost and expense one (1) disk antenna and the roof no larger than six (6) feet in diameter, said antenna not to display any name, logo or identify, and to be installed in compliance with any and all necessary governmental approvals. Lessee shall be responsible for any damage caused to Lessor's roof and indemnifies and holds Lessor harmless from all costs, expenses, and claims resulting therefrom. Lessor and Lessee shall designate a mutually satisfactory roof location and installer. Upon the expiration or sooner termination of the Term of this Lease, Lessee, at Lessor's option, shall or at Lessee's option, may, remove said antenna and repair all injury done by or in connection with the installation or removal and said antenna.

         61. RENEWAL OPTION. Lessee is hereby granted two (2) options to renew this Lease upon the following terms and conditions:

                 (A) At the time of the exercise of each option to renew, the Lessee shall not be in default in accordance with the terms and provisions of this Lease which continues after applicable notice and the expiration of any cure period, and the named Lessee herein (Western Union Financial Services, Inc.) or its affiliates shall be in possession of at lest seventy-five (75%) percent of the Premises demised pursuant to this Lease.

                 (B) Notice of the exercise of the first option shall be sent to the Lessor in writing at least twelve (12) months before the expiration of the Term of this Lease, and notice of the exercise of the second option shall be sent to the Lessor in writing at least twelve (12) months before the expiration of the first renewal option, TIME HEREBY BEING MADE OF THE ESSENCE with respect to both options.

                 (C) The renewal terms shall be for the term of three (3) years each, the first renewal term to commence at the expiration of the Term of this Lease, and the second renewal term to commence at the expiration of the first renewal term, and all of the terms and conditions of this Lease, other than the Basic Rent, shall apply during any such renewal term.

                 (D) The Annual Basic Rent to be paid during the first renewal term shall be the greater of: (i) the sum of Eighteen and 50/100 ($18.50) Dollars per gross rentable square foot of the Premises; or (ii) the fair rental value per gross rentable square foot of the Premises at the commencement of the first renewal term. The Annual Basic Rent to be paid during the second renewal term shall be the greater of: (i) the fair rental value per gross rentable square foot of the Premises at the commencement of the second renewal term; or (ii) the Annual Basic Rent paid during the first renewal term. In determining the issue of fair rental value, Lessor and Lessee shall attempt to reach a mutual agreement as to the fair rental value. If Lessor and Lessee shall be unable to mutually agree as to the fair rental value, Lessor and Lessee shall each select an independent MAI appraiser familiar with office buildings located within the Paramus, New Jersey area comparable to the Building, to determine the fair rental value. If the two respective appraisals are within five (5%) percent of each other, then the fair rental value shall be deemed to be the arithmetic mean of the two appraisals; further provided that if the two respective appraisals of fair rental value are more than five (5%) percent apart, the appraisers shall select a third independent MAI appraiser which appraiser shall be instructed that its determination as to fair rental value shall be within the determination of the above- referenced two appraisers or equal to either one or the other of said two appraisals which third independent appraisal shall then be binding upon the Lessor and Lessee. The parties shall share equally in the cost of any such independent appraiser. Pending resolution of the issue of fair rental value, the Lessee shall pay Lessor as of commencement of either renewal term, the Basic Rent payable in the year immediately preceding the commencement of such renewal term, subject to retroactive adjustment upon final determination of this issue.

         62. RECORDING. Lessor and Lessee agree that either party may record, at its expense, a memorandum of this Lease, which memorandum shall include only the description, Term, and renewal options, if any, as more particularly set forth on Exhibit I attached hereto and made a part hereof, and the other party will cooperate in the endeavor and execute the memorandum. Should Lessee seek to record a memorandum prior to the Commencement Date of this Lease, then, and in such event, it will contemporaneously therewith deliver a cancellation of the memorandum, in the form and substance attached hereto as Exhibit J) to be held in escrow by Dollinger & Dollinger, P.A., only to be recorded in the event of a termination of the Lease or upon the expiration or sooner termination of the Lease.

         63. GUARANTY. This Lease is expressly conditioned on the execution by NEW VALLEY CORPORATION of the guaranty of the terms, covenants and conditions in this

Lease to be performed and observed by Lessee in the form and substance attached hereto and made a part hereof as Exhibit F.

         64. EARLY ACCESS. Lessee shall be permitted to enter upon the Demised Premises after November 15, 1993 and prior to the Commencement Date of this Lease for the purpose of moving property into the Demised Premises and for the purpose of making Lessee's installations therein, all without any obligation to pay Basic or Additional Rent therefor, provided said work shall not interfere with or delay the Lessor in completion of the Demised Premises and provided all of such work shall be performed for the Lessee so as not to cause or create any labor dispute for Lessor, and further provided that Lessee complies with all of the other terms and provisions of this Lease, to include but not be limited to the provisions of Section 33 during such early access period.

         IN WITNESS WHEREOF, The parties hereto have hereunto set their hands and seals the day and year first above written.


                                 MACK PARAMUS AFFILIATES, Lessor



                                 BY: William L. Mack
                                     -------------------------------------
                                     William L. Mack

                                 WESTERN UNION FINANCIAL SERVICES,
                                 INC., Lessee



                                 BY: John Walters
                                     -------------------------------------
                                     John Walters

                                 SADDLEMACK ASSOCIATES, L.P., only as to
                                 the applicable provisions of Section 43 hereof



                                 BY: William L. Mack
                                     -------------------------------------
                                     William L. Mack

                                 NEW VALLEY CORPORATION, only as to the
                                 applicable provisions of Section 43 hereof



                                 BY: John Walters
                                     -------------------------------------
                                     John Walters

                           FIRST AMENDMENT TO LEASE


        THIS AGREEMENT (hereinafter referred to as the "Amendment") made the 3rd day of March 1995, between MACK PARAMUS AFFILIATES, a New Jersey limited partnership (hereinafter referred to as "Lessor"), whose address is c/o The Mack Company, 370 West Passaic Street, Rochelle Park, New Jersey 07662; and WESTERN UNION FINANCIAL SERVICES, INC., a Delaware corporation (hereinafter referred to as "Lessee"), with offices at One Mack Centre Drive, Paramus, New Jersey 07652.

                              W I T N E S S E T H:

        WHEREAS, Lessor and Lessee entered into a lease dated June 30, 1993 (hereinafter referred to as the "Lease"), whereby Lessee is presently in possession of premises containing approximately 126,785 gross rentable square feet of space consisting of approximately 62,000 gross rentable square feet on the second (2nd) floor, approximately 52,735 gross rentable square feet on the third (3rd) floor, and approximately 12,050 gross rentable square feet on the fifth (5th) floor (hereinafter collectively referred to as the "Premises") in the building known as Mack Centre II located at One Mack Centre Drive, Paramus, New Jersey (hereinafter referred to as the "Building"); and

        WHEREAS, the parties hereto desire to amend the Lease only in the respects and on the conditions hereinafter stated.

        NOW, THEREFORE, Lessor and Lessee agree as follows:

        1. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

        2. Lessor and Lessee hereby confirm that the Commencement Date of the Term of the Lease was December 1, 1993 and that the expiration date is November 30, 2000.

        3. Lessee hereby leases from Lessor, through the remainder of the Lease Term, additional space consisting of approximately 4,800 gross rentable square feet on the third (3rd) floor of the Building (hereinafter referred to as the "Additional Space"), which Additional Space is as shown on Exhibit A attached hereto and made a part hereof. The term for said Additional Space shall commence on the date when Lessor substantially completes the work to be performed pursuant to Exhibit C attached hereto and made a part hereof ("Lessor's Work"), and delivers to Lessee notice of such anticipated date of substantial completion thirty (30) days prior thereto which date of substantial completion is anticipated to be August 1, 1995 (hereinafter referred to as the "Effective Date"). The term "substantially complete" or "substantial completion" shall be deemed to mean that the work in question has been completed except for minor punchlist items the non-completion of which will not interfere with Lessee's use of the Additional Space for its intended purposes, which punchlist items Lessor shall complete promptly and with due diligence. Notwithstanding anything contained herein to the contrary, if Lessor, for any reason whatsoever, cannot deliver possession of the Additional Space to Lessee by August 1, 1995, this Amendment shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom, but in that event, the Effective Date shall be the date upon which Lessor shall have substantially completed Lessor's Work and delivered possession of the Additional Space to Lessee provided Lessor has delivered to Lessee notice of such anticipated date of substantial completion thirty (30) days prior thereto, or the date Lessor would have delivered possession of the Additional

Space to Lessee but for Lessee's failure to timely supply to Lessor such drawings and/or information required by Exhibit C or for any other reason attributable to Lessee. The Additional Space is being leased in its "AS IS" condition except for Lessor's Work, and from and after the Effective Date
Section 1 of the Lease shall be amended to reflect a total square footage of 131,585 gross rentable square feet.

        4. From and after the Effective Date, Section 3 of the Lease shall be modified to reflect that Lessee shall pay to Lessor during the remainder of the Term, Basic Rent to accrue as follows:

===================================================================
                                    ANNUAL                MONTHLY
PERIOD                            BASIC RENT             BASIC RENT
- -------------------------------------------------------------------
Effective Date - 11/30/97         $2,434,322.50         $202,860.21
- -------------------------------------------------------------------
12/01/97 - 11/30/00               $2,697,492.50         $224,79l.04
===================================================================

The aforesaid monthly rents shall be payable in advance on or before the first day of each and every successive calendar month during the Term hereof, except that a proportionately lesser sum may be paid for the month in which the Effective Date occurs and the last month of the Term if the Effective Date is on a day other than the first day of the month.

        5. From and after the Effective Date, Subsections 22(C) and 42(A) of the Lease shall be amended to reflect that Lessee's Proportionate Share shall be 40.71(%) percent.

        6. From and after the Effective Date, Section 37 of the Lease shall be amended to reflect that Lessee's total number of parking spaces shall be five hundred Twenty Six (526), fifty-three (53) of which shall be assigned and four hundred seventy-three (473) of which shall be unassigned.

        7. Lessee and Lessor represent and warrant one to the other that no broker was instrumental in consummating this Amendment and that Lessor and Lessee, as the case may be, had no conversations or prior negotiations with any broker concerning this Amendment. Lessee and Lessor agree to indemnify and hold each other harmless from any and all claims of brokers and expenses in connection therewith arising out of or in connection with any conduct inconsistent with the representations tendered by one to the other herein.

        8. This Amendment is expressly conditioned on the execution by First Financial Management Corporation of an amendment to the Guaranty of Lease dated June 30, 1993 executed in connection with the Lease, which Guaranty of Lease was assumed by First Financial Management Corporation in connection with its acquisition of the stock of Lessee on November 15, 1994, which amendment shall be in the form attached hereto as Exhibit B, failing which, at Lessor's option, this Amendment shall be deemed null and void and of no further force or effect.

        9. Lessee hereby confirms that Lessee's surrender rights with respect to the portion of the Premises located on the fifth (5th) floor of the Building, which rights were granted pursuant to Paragraphs 1 and 3 of a certain letter agreement dated June 30, 1993 between Lessor and Lessee, have expired and, therefore, such rights are deemed null and void and of no further force or effect.

        10. Lessee represents, warrants and covenants that to the best of its knowledge, Lessor is not in default under any of its obligations under the Lease and that to the best of Lessee's knowledge, Lessee is not in default of any of its obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Lessor or Lessee thereunder.

        11. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and except as otherwise provided in the Lease as modified by this Amendment, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

        12. The submission of this Amendment for examination does not constitute a reservation of, or option for, the Additional Space, and this Amendment becomes effective only upon execution and delivery thereof by Lessor and Lessee. Additionally, this Amendment is expressly conditioned upon Lessor receiving the consent and approval of Lessor's mortgagee to its terms and provisions. Should said consent not be received, Lessor may, at Lessor's sole option, cancel this Amendment and thereafter the parties shall have no further obligations to each other with respect to this Amendment.

        IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals as of the date and year first above written, and acknowledge the one to the other that they possess the requisite authority to enter into this transaction and to sign this Amendment.


                                          MACK PARAMUS AFFILIATES, Lessor

                                          BY:
                                              -----------------------------

                                          WESTERN UNION FINANCIAL SERVICES,
                                          INC., Lessee

                                          BY:
                                              -----------------------------


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